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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Reebok International Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REEBOK INTERNATIONAL LTD.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021

NOTICE OF 2004 ANNUAL SHAREHOLDERS MEETING
May 4, 2004

        Notice is hereby given that the Annual Shareholders Meeting of Reebok International Ltd. will be held at Reebok's Corporate Headquarters, located at the above address, at 10:00 a.m. local time on Tuesday, May 4, 2004, for the following purposes:

  1.
  To elect four (4) Class II members of the Board of Directors.

  2.
  To approve amendments to the 2001 Equity Incentive and Director Deferred Compensation Plan, which include the issuance of up to 3,000,000 additional new shares of common stock.

  3.
  To ratify the appointment of Ernst & Young LLP as the Company's independent auditors to serve for 2004.

  4.
  To transact any other business that may properly come before the Meeting or any adjournment thereof.

        Shareholders of record at the close of business on March 5, 2004 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Whether or not you intend to be present in person at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

                      By Order of the Board of Directors

                      DAVID A. PACE
                       Clerk

March 22, 2004

PROXY STATEMENT
for
ANNUAL SHAREHOLDERS MEETING
May 4, 2004

General Meeting Information

GENERAL QUESTIONS

Q: WHY AM I RECEIVING THIS PROXY STATEMENT?

        A: The Board of Directors of Reebok International Ltd. ("Reebok" or the "Company") is soliciting proxies for the 2004 Annual Shareholders Meeting (the "Annual Meeting"). You are receiving a proxy statement because you own shares of Reebok common stock that entitle you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. The proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision. We will mail the notice of Annual Meeting, proxy statement and proxy card to shareholders on or about March 22, 2004.

Q: WHEN IS THE ANNUAL MEETING?

        A: The Annual Meeting will be held on Tuesday, May 4, 2004, or at any adjournment thereof, starting at 10:00 a.m. local time.

Q: WHERE IS THE ANNUAL MEETING?

        A: It will be held at Reebok's corporate headquarters located at 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021.

Q: WHO CAN VOTE?

        A: Those persons named on our records as owners of Reebok common stock at the close of business on March 5, 2004, are entitled to one vote per share. March 5, 2004 is considered the "Record Date."

Q: HOW MANY SHARES ARE ENTITLED TO VOTE?

        A: There are 59,776,595 shares of Reebok common stock outstanding on the Record Date and entitled to vote. Each share is entitled to one vote.

Q: WHAT IS A QUORUM?

        A: A quorum is the minimum number of shares required to hold a meeting. Under the Reebok bylaws, a majority of the issued and outstanding shares of stock entitled to vote at the Annual Meeting, or 29,888,298 shares, must be represented in person or by proxy for a quorum.

Q: WHO PAYS THE COST OF SOLICITATION?

        A: Reebok pays the cost of soliciting your proxy and reimburses banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material to you as a beneficial owner of shares on behalf of Reebok's management. In addition to solicitation by mail, directors, officers and employees of Reebok may solicit by personal interview, electronic mail, fax and telephone.

Q: WHO CAN ATTEND THE ANNUAL MEETING?

        A: Only shareholders are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the Annual Meeting, you should bring a recent brokerage statement showing your ownership of the shares. You must also bring a form of personal identification.

Q: HOW CAN I RECEIVE A COPY OF THE ANNUAL REPORT?

        A: The annual report for the year that ended December 31, 2003, is enclosed with this proxy statement and may also be accessed through our corporate website—www.reebok.com.

VOTING PROCEDURES—SHAREHOLDERS OF RECORD

        You are a shareholder of record if your Reebok shares are registered directly in your own name with our transfer agent, American Stock Transfer Company ("AST"). If this is the case, the proxy materials have been sent or provided to you directly by Reebok through AST.

Q: HOW DO I VOTE?

        A: You may vote either by signing, dating and mailing your proxy card, or in person at the Annual Meeting.

Q: WHAT IF I ABSTAIN OR WITHHOLD AUTHORITY TO VOTE ON A PROPOSAL?

        A: If you sign and return your proxy card marked "abstain" or "withhold" on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q: WHAT DOES DISCRETIONARY AUTHORITY MEAN FOR SHAREHOLDERS OF RECORD?

        A: If you sign and return your proxy card without making any specific selections, the persons named on the proxy will vote your shares "FOR" all proposals. If other matters come before the Annual Meeting, the persons named on the proxy card will have the authority to vote on those matters for you as they determine. At this time, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.

Q: HOW DO I CHANGE MY VOTE?

        A: A shareholder of record may revoke a proxy by giving written notice to the Clerk before the Annual Meeting, by delivering a later-dated proxy in writing or by voting in person.

VOTING PROCEDURES—BENEFICIAL OWNERS

        You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a "nominee") holds your stock. This is often called ownership in "street name" because your name does not appear in our stock records.

Q: HOW DO I VOTE?

        A: You must follow the voting procedures of your broker, bank or trustee. Detailed instructions should be included with your proxy material sent by the nominee, who is considered the shareholder of record with respect to these shares.

Q: WHAT IF I ABSTAIN OR WITHHOLD AUTHORITY TO VOTE OR DO NOT GIVE THE NOMINEE VOTING INSTRUCTIONS?

        A: Under the rules of the New York Stock Exchange, a nominee may not vote on some proposals without receiving specific voting instructions from the beneficial owner. This is called a "broker non-vote." At the Annual Meeting, a nominee cannot vote on our proposal to approve amendments to the 2001 Equity Incentive and Director Deferred Compensation Plan (Proposal 2) without your instructions. Thus, unless you specifically mark the proxy card on Proposal 2, your shares will not be voted on the proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. This will have no effect on the outcome so long as greater than 50% of the shares entitled to vote cast a vote on the proposal. In each case, your shares are counted for purposes of determining whether a quorum is present.

Q: WHAT DOES DISCRETIONARY AUTHORITY MEAN FOR BENEFICIAL OWNERS?

        A: If you sign and return your proxy card without making any selections, the shares may be voted by the nominee for you on all proposals other then Proposal 2. If other matters come before the Annual Meeting, the nominee may vote on those matters for you, subject to the New York Stock Exchange's rules on the exercise of discretionary authority.

Q: HOW DO I CHANGE MY VOTE?

        A: To change your vote, follow the nominee's procedures on revoking or changing your proxy.

GENERAL VOTING QUESTIONS

Q: WHO TABULATES THE VOTES?

        A: Votes cast by proxy or in person at the Annual Meeting will be counted by persons selected by Reebok to act as election inspectors for the Annual Meeting (the "Election Inspectors").

Q: WHAT ARE THE BOARD'S RECOMMENDATIONS?

        A: The Board's recommendations are set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

  •
  FOR the election of the nominated slate of directors (Proposal 1);

  •
  FOR the approval of amendments to our 2001 Equity Incentive and Director Deferred Compensation Plan (Proposal 2); and

  •
  FOR ratification of Ernst & Young LLP as the independent auditors for 2004 (Proposal 3).

Q: WHAT ARE MY VOTING CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

        A: In the vote on the election of four (4) Director nominees to serve until the 2005 Annual Meeting, shareholders may:

  (a)
  vote for all nominees,

  (b)
  vote to withhold authority for all nominees, or

  (c)
  vote for all except specific nominees.

        If a quorum is present, the four Director nominees who receive the greatest number of votes properly cast will be elected directors.

        The Board recommends a vote FOR all nominees. Abstentions and broker non-votes, because they are not votes cast, will not be a factor under Proposal 1.

Q: WHAT ARE MY VOTING CHOICES ON THE COMPANY PROPOSAL TO APPROVE AMENDMENTS TO THE 2001 EQUITY INCENTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN, AND WHAT VOTE IS NEEDED TO APPROVE THE PROPOSAL?

        A: In the vote on this Company proposal, shareholders may:

  (a)
  vote for the proposal,

  (b)
  vote against the proposal, or

  (c)
  abstain from voting on the proposal.

        If a quorum is present, the proposal will require approval by a majority of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting, provided that the total number of votes cast represents more than 50% of all securities entitled to vote on the proposal.

        The Board recommends a vote FOR the proposal.

Q: WHAT ARE MY VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR APPOINTMENT?

        A: In the vote on the ratification of the appointment of Ernst & Young LLP as independent auditors, shareholders may:

  (a)
  vote for the ratification,

  (b)
  vote against the ratification, or

  (c)
  abstain from voting on the ratification.

        If a quorum is present, the proposal to ratify the appointment of Ernst & Young LP as independent auditors will require approval by a majority of the votes cast in person or by proxy at the Annual Meeting.

        The Board recommends a vote FOR this proposal. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Reebok and its shareholders.

Q: IS MY VOTE CONFIDENTIAL?

        A: The voting instructions of shareholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner's nominee. Your voting records will not be disclosed to us unless required by law, requested by you or cast in a contested election. If you are a shareholder of record and write comments on your proxy card, your comments will be provided to us.

Q: WHAT SHARES ARE REFLECTED ON MY PROXY CARD?

        A: Your proxy card reflects all shares owned by you at the close of business on the Record Date.

Q: IF I PLAN TO ATTEND THE ANNUAL MEETING, SHOULD I STILL VOTE BY PROXY?

        A: Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. Written ballots will be available at the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again unless you want to change your vote. Beneficial owners who wish to vote in person must request a proxy from the nominee and bring that proxy to the Annual Meeting.

Q: WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2005 ANNUAL MEETING?

        A: If you want to present a proposal to be considered for inclusion in the 2005 proxy statement, it must be delivered in writing to the Clerk no later than November 23, 2004. There are additional requirements under our by-laws and the proxy rules to present a proposal, such as continuing to own a minimum number of Reebok shares until the Annual Meeting and appearing in person at the Annual Meeting to explain your proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

Board of Directors

        In July 2003, the Board announced its decision that effective immediately after the 2004 Annual Meeting, Reebok would exempt itself from Section 50A of Chapter 156B of the Massachusetts General Laws ("Section 50A"), and declassify the Board over a period of the next three years. Thus, beginning with the 2006 Annual Meeting, the Board will consist of only one class of directors that will be elected annually. The Board of Directors had been divided into three classes, having staggered terms of three years each pursuant to Section 50A. We do not plan to disturb the terms of existing Board Members, but as the term of each class expires, we will elect successors for a term of one year. Accordingly, the Class II directors up for election at the Annual Meeting have been nominated to serve for only a one-year term.

        Of the current directors, four (4) Class II directors have terms expiring at the Annual Meeting, three (3) Class III directors have terms expiring at the 2005 Annual Meeting, and three (3) Class I directors have terms expiring at the 2006 Annual Meeting. All current Class II directors whose terms expire have been nominated by the Board of Directors for reelection. Each Class II director elected at the Annual Meeting will serve for one year until the 2005 Annual Meeting, and until each such director's successor is elected and qualified.

        The Board of Directors has fixed at four the number of Class II directors to be elected by Reebok's shareholders at the Annual Meeting. If these nominees are elected, the Board of Directors will have a total of ten members, including three Class I directors, four Class II directors, and three Class III directors.

Information with Respect to Nominees for Director

        Unless authority is withheld, proxies in the accompanying form will be voted FOR the election of Norman Axelrod, Paul Duncan, Richard Lesser and Deval Patrick as Class II directors, to hold office for one year until the 2005 Annual Meeting, and until their respective successors are elected and qualified. If a proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies.

        All four of the nominees for director are now Class II members of the Board of Directors. We have no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the others and may vote for a substitute for such nominee.

        Listed below are the nominees for Class II director, with information showing the business experience and current public directorships, if any, of each, the age of each and the year each was first elected or appointed a director of Reebok.

Name	Business Experience and Current Directorships	Age	Director Since
Norman Axelrod	Chairman of the Board of Directors and Chief Executive Officer of Linens 'N Things, Inc. ("LNT"), a national retailer of home textiles, housewares and home accessories (since 1996); President and CEO of LNT (from 1988 to 1996); held various senior management positions at Bloomingdale's (from 1976 to 1988); and Director of Jaclyn, Inc., a handbags and apparel company.	51	2001
Paul R. Duncan	Retired Executive Vice President of Reebok (served from February 1990 until December 1998; and from January 2000 until January 2001), with various executive responsibilities including President of the Company's Specialty Business Groups (from October 1995 to November 1996 and from January 2000 until January 2001); Chief Financial Officer of Reebok (from 1985 to June 1995); and Director of Enterasys Networks, a computer networking company.	63	1989
Richard G. Lesser
	Senior Corporate Advisor (since February 2002) and Director (since 1994) of TJX Companies, Inc. ("TJX Companies"), an off-price apparel and home furnishings retailer; Chief Operating Officer of TJX Companies (from November 1994 to February 2000) and Executive Vice President (from February 1991 through December 2001); Chairman, The Marmaxx Group, a division of TJX Companies that operates TJ Maxx and Marshalls (from February 2001 to December 2001); President, The Marmaxx Group (from February 1996 through February 2001); Director of A.C. Moore Arts & Crafts, Inc., an operator of arts and crafts stores; and Director of Dollar Tree Stores, Inc., a national chain of variety stores selling merchandise at one dollar.	69	1988
Deval L. Patrick	Executive Vice President, General Counsel and Secretary, The Coca-Cola Company, a beverage sales company (since April 2001); Vice President and General Counsel, Texaco Inc., an energy company (from 1999 to March 2001); Partner, Day, Berry & Howard (from 1997 to 1999), a law firm; Assistant Attorney General, Civil Rights Division of the U.S. Department of Justice (from 1994 to 1997); and Director, Coca-Cola Enterprises, Inc., which markets, distributes and produces bottled and canned beverages.	47	2001

        The Board of Directors recommends that shareholders vote FOR the directors listed above in Proposal 1.

Information with Respect to Directors Not Standing For Election

        Current Class III members of the Board of Directors, whose terms of office expire at the 2005 Annual Meeting of Shareholders, are as follows:

Name	Business Experience and Current Directorships	Age	Director Since
Paul B. Fireman	Chief Executive Officer and Chairman of the Board of Directors of Reebok (since 1979); President of Reebok (from 1979 to March 1987 and from December 1989 through December 2001); and Director of Abiomed, Inc., a manufacturer of medical devices.	60	1979
Dorothy E. Puhy	Executive Vice President and Chief Financial Officer, Dana-Farber Cancer Institute (since 1994), a leading health care provider and research concern; Chief Financial Officer, New England Medical Center Hospitals, Inc. (from 1989 to 1994), a major health care provider; and Director of Abiomed, Inc., a manufacturer of medical devices.	52	2000
Thomas M. Ryan	President and Chief Executive Officer (since May 1998) and Chairman of the Board (since April 1999) of CVS Corporation ("CVS"), a company in the chain drug store industry; President and Chief Executive Officer of CVS Pharmacy, Inc. (since 1994); Director of FleetBoston Financial Corporation, a financial services company; and Director, Yum! Brands, Inc., the world's largest quick-serve restaurant company.	51	1998

        Current Class I members of the Board of Directors, whose terms of office expire at the 2006 Annual Meeting of Shareholders, are as follows:

Name	Business Experience and Current Directorships	Age	Director Since
Jay Margolis	President and Chief Operating Officer of Reebok (since December 2001); Executive Vice President and President of the Specialty Business Groups of Reebok (from December 2000 to December 2001); Chairman and CEO of E7th.com, a business-to-business supply solution for the footwear industry linking wholesalers with retailers (from August 2000 to November 2000); Chairman and CEO of Esprit de Corporation (from June 1995 to January 1999); President and Vice Chairman of the Board of Tommy Hilfiger (from January 1992 to June 1995); Vice Chairman of the Board of Liz Claiborne Inc. (from January 1982 to January 1992).	55	2002

Geoffrey Nunes	Retired Senior Vice President and General Counsel for Millipore Corporation, a leader in the field of separation technology.	73	1986
Barry Tatelman	Chief Executive Officer of Jordan's Furniture (since 1972), a Massachusetts-based New England region furniture store and a subsidiary of Berkshire Hathaway Inc.	53	2002

Meetings of the Board of Directors and Committees

        During 2003, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate of the total number of Board meetings and the total number of relevant committee meetings on which he or she served (during the period served). For information on the compensation of directors, see "Director Compensation" below.

        The Board of Directors has established four standing committees: Audit, Management Development and Compensation, Board Affairs, and Executive. All members of these standing committees, except for Mr. Fireman who sits on the Executive Committee, are independent under current NYSE rules and policies adopted by the Board.

        The Audit Committee, composed of Ms. Puhy (Chair), Mr. Axelrod (until May 2003), Mr. Nunes, and Mr. Patrick held six meetings during 2003. The Audit Committee currently appoints and oversees the independent auditors to be engaged by the Company; reviews with such independent auditors and management the Company's internal accounting procedures and controls; and reviews with such independent auditors the audit scope and results of their audit of the consolidated financial statements of the Company. The Board of Directors adopted a revised charter of the Audit Committee in February 2004, a copy of which is attached as Exhibit A and can also be found on Reebok's corporate website. The Section entitled "Report of the Audit Committee" in this Proxy Statement contains additional details on the Audit Committee.

        The Management Development and Compensation Committee (the "Compensation Committee"), composed of Mr. Lesser (Chair since May 2003, but a member for the entire year), Mr. Nunes (Chair until May 2003, but a member for the entire year), Mr. Axelrod, and Mr. Ryan held three meetings during 2003. Among its primary duties, the Compensation Committee administers the Company's stock option and compensation plans, sets compensation for the Chief Executive Officer, reviews the compensation of the other executive officers and provides recommendations to the Board regarding compensation matters. The Committee also has created a sub-committee for the purpose of reviewing and taking all actions required by outside directors under Section 162(m) of the Internal Revenue Code. The Compensation Committee adopted a revised charter in February 2004, which can be found on Reebok's corporate website. The Compensation Committee has submitted a report, which can be found in this Proxy Statement under the Section entitled "Report of the Management Development and Compensation Committee".

        The Board Affairs Committee, composed of Mr. Patrick (Chair since May 2003, but a member for the entire year), Mr. Lesser (Chair until May 2003, but a member for the entire year), Mr. Ryan, and Mr. Tatelman (since May 2003) held two meetings during 2003. The Board Affairs Committee is responsible for considering corporate governance issues and developing and maintaining Reebok's Board of Directors Corporate Governance Policies. These policies and the Board Affairs Committee Charter were revised in February 2004. Both documents are posted on Reebok's corporate website. The Board Affairs Committee also recommends individuals to serve as directors of the Company and will consider nominees recommended by shareholders. In addition, the Board Affairs Committee in consultation with the Chairman is responsible for reviewing with the Board on a periodic basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes issues of diversity and skills such as an understanding of product marketing and international background, all in the context of an assessment of the perceived needs of the Company at any point in time. Finally, the Board Affairs Committee is responsible for reviewing the Board's performance and reporting those results to the Board.

        The Executive Committee, composed of Mr. Fireman (Chair), Messrs. Duncan and Nunes, did not hold a meeting during 2003. The Executive Committee may take certain action permitted by law and the bylaws in the intervals between meetings of the full Board, but did not take any action by unanimous written consent during 2003.

Director Compensation

        The Company's Equity and Deferred Compensation Plan for Directors provides for the issuance of stock options to directors and provides a means by which directors may defer all or a portion of their director fees. In addition, shareholders have approved the 2001 Equity Incentive and Director Deferred Compensation Plan that provides for the same issuance of options and deferral of fees. These two plans shall be referred to as the "Directors' Plan" for purposes of this section.

        The deferred compensation portion of the Directors' Plan permits outside directors to defer all or a portion of their director compensation and to invest such deferred compensation in Reebok's Common Stock or in cash, which earns interest at the Merrill Lynch Corporate Bond Rate (the "Bond Rate") then in effect. Compensation deferred into Common Stock is converted into stock based on the price of the stock on the first day of the calendar quarter following the quarter in which the fees were deferred. Any dividends paid on the Common Stock are also credited to the director's individual deferred compensation account.

        Directors who elect to defer their compensation will receive a distribution of their deferred compensation in either a lump sum or in annual installments (at the director's election) beginning on a date specified by the director or on the date on which the director is no longer a member of the Board of Directors, whichever occurs first. If the deferred compensation is invested at the Bond Rate, the distribution will be in cash in an amount equal to the deferred compensation plus interest accrued. If the compensation is deferred into Common Stock, the distribution will be in the form of shares of Common Stock.

        During 2003, each Director who is not an officer or employee of the Company received an annual retainer of $25,000, plus $2,000 for each committee chairmanship held, $2,000 for each Directors' meeting, and $1,000 for each committee meeting attended, plus expenses. The Board of Directors adopted a policy on Director share ownership in 1998, which recognized that alignment of the interests of Board members with those of shareholders is desirable. The policy requires each Director to own Reebok Common Stock (including deferred shares) with a market value of at least four times the annual retainer (which would currently be $100,000) within five years after the Director's first election to the Board. A minimum of forty percent of the annual retainer is paid to Directors in deferred shares of Reebok Common Stock. All non-management Directors who have served at least five years satisfy the requirements of this policy by having sufficient share ownership. The amount of deferred shares held by each Director can be found in the last column of the "Beneficial Shares Ownership" table.

        An "Eligible Director" is any director who is not an officer or employee of the Company and is not a holder of more than five percent (5%) of the outstanding shares of the Company's Common Stock or a person who is in control of such holder. In 2003, all the directors were Eligible Directors, except for Mr. Fireman and Mr. Margolis. Under the stock option portion of the Directors' Plan, each newly elected (or re-elected) Eligible Director is granted an option on the date of such election (or re-election) to purchase shares of Common Stock having an aggregate market value on such date equal to six times the average cash compensation received by all directors in the immediately prior calendar year (the "Election Year Grant"). On April 28 of each year, each Eligible Director is granted an option to purchase shares of Common Stock having a fair market value on the date of such grant equal to three times the average annual cash compensation received by all directors in the immediately prior calendar year (or a pro-rata portion based on the date of his or her election). The exercise price for all options granted under the Directors' Plan is the fair market value of Common Stock on the date of the grant. The options vest over three years in equal annual installments.

        On April 28, 2003, Messrs. Axelrod, Duncan, Lesser, Nunes, Patrick, Ryan and Tatelman, and Ms. Puhy, were each granted an option to purchase 3,616 shares of Reebok Common Stock. On April 28, 2003, Messrs. Nunes and Tatelman were each granted an additional option to purchase 7,233 shares of Reebok Common Stock as an Election Year Grant.

        In conjunction with the decision to declassify the Board over a period of three years and have Directors serve for only one-year terms, the Board Affairs Committee recognized the need to amend the stock option portion of the Directors' Plan to eliminate or alter the Election Year Grant. The Board Affairs Committee decided to benchmark its overall Director compensation before implementing any change to compensation. The Board will delay all option grants to Directors scheduled for April 28, 2004, until the Board Affairs Committee completes its benchmarking study on director compensation (which is expected to be in late May 2004).

Corporate Governance

  Corporate Governance Policies

        The corporate governance policies established by the Board provide a structure within which directors and senior management can effectively pursue Reebok's objectives for the shareholders' benefit. Reebok's business is managed under the direction of the Board, which delegates the conduct of business to Reebok's senior management team. Our Board and senior management team are committed to continually improving the state of our internal controls, corporate governance and financial reporting. In this regard, we revised our corporate governance policies and our standing committee charters in February 2004. The full text of our current Board of Directors Corporate Governance Policies (for which a summary of the key

Board governance policies is presented below), along with all our current committee charters can be found on Reebok's corporate website at www.reebok.com.

        The current standing Board committees are: Audit, Board Affairs, Management Development and Compensation, and Executive. The Chairman reviews committee assignments and chairmanships on an annual basis in consultation with the Board Affairs Committee and makes recommendations to the Board. The Board strives for an appropriate blend of rotation of committee assignments and continuity of membership, taking into account the expertise, experience and desires of Board members. The Chairman of the Board establishes the agenda for each Board meeting. Each Board member is free to suggest agenda items. Information and data that is important to the Board's understanding of the business to be discussed at a meeting is distributed in writing to the Board before each meeting. The Board and all of its committees also have access to retain such outside advice as the Board or appropriate Committee, in its sole discretion, deems necessary or appropriate, including but not limited to, outside attorneys and/or other outside consultants. The Company shall provide for funding for such retained services.

        An evaluation of Chief Executive Officer performance is made annually by the Management Development and Compensation Committee based on objective and subjective criteria such as performance of the business, accomplishment of long-term strategic objectives, and management development. The Chief Executive Officer presents to the Board an annual report on Reebok's program for management development and succession planning.

  Independence

        All members of the Management Development and Compensation, Audit, and Board Affairs Committees must be and are independent. Additionally, a majority of the Board as a whole must be composed of independent Directors. The Board Affairs Committee will periodically review relationships between outside Directors and the Company in order to evaluate Director independence. Reebok's detailed standards for determining independence are set forth in the Corporate Governance Policies.

  Code of Ethics

        Reebok has adopted a code of ethics for its senior financial officers and the chief executive officer and included it as part of our employee code of conduct entitled "RIL Employees—Corporate Standards of Business Conduct." A copy can be found on Reebok's corporate website at www.reebok.com.

  Director Nomination by Shareholders

        The Board of Directors will consider director candidates recommended by shareholders for inclusion on the slate of directors nominated by the Board. Any shareholder may submit one candidate for consideration. Shareholders wishing to recommend a candidate must submit the recommendation by November 23, 2004. If a nominating shareholder is not a record holder, it must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

        At the time the nominating shareholder submits the recommendation, the candidate must submit all information about the candidate that Reebok would be required to disclose in a proxy statement in accordance with Exchange Act rules. In addition, at that time the candidate must:

  •
  Certify that he or she meets the requirements to be: (a) independent under our Corporate Governance Policies implementing the independence requirements of the listing standards rules of the New York Exchange, (b) a non-management director under Rule 16b-3 of the Exchange Act, and (c) an outside director under Section 162(m) of the Internal Revenue Code;

  •
  Consent to serve on the Board of Directors, if nominated and elected; and

  •
  Agree to complete, upon request, a customary directors or officers questionnaire.

        The Board Affairs Committee will evaluate any shareholder-recommended candidate against the criteria for board membership described in our Corporate Governance Policies. It evaluates shareholder-recommended candidates in the same way it evaluates candidates proposed from other sources. The Board Affairs Committee identifies candidates for director through a variety of formal and informal channels. The Board Affairs Committee has the authority to hire, and in the past has hired, a professional search firm to help identify candidates with specific qualifications, although it has no current engagement with any such firm.

  Communications with the Board and Directors

        Shareholders can communicate directly with the Board of Directors by writing to Board of Directors, Reebok International Ltd., 1895 J.W. Foster Blvd., Canton, MA 02021. The Chairman of the Board of Directors, who will determine how to handle them, will review these communications. A shareholder wishing to communicate only with the non-management members of the Board can address the communication to "Non-Management Directors, c/o Board of Directors" at the same address above. These communications will be handled by the chair of the Board Affairs Committee who presides at the meetings of non-management directors. Finally, communications can be sent directly to individual directors by addressing letters to their individual name, c/o the Board of Directors, at the address above.

  Board Meetings Without Management

        Starting in May 2004, the Board will hold executive sessions after each regularly scheduled Board meeting for only non-management Directors. The directors have determined that the Chairman of the Board Affairs Committee will act as the presiding director for these meetings. The non-management directors may also meet without management present at such other times as determined by the presiding director. In addition, if the Board in the future has non-management directors who do not satisfy the independence requirements of these Policies, the independent directors shall meet separately at least once per year.

  Director Attendance

        The Chairman of the Board will develop an annual schedule of meetings of the Board and of committees well in advance of the beginning of the year. The schedule will be designed, to the extent possible, so as to be free of any known conflicts of any Board member. As such, absent unexpected, extenuating circumstances, Directors are expected to attend each Board meeting, relevant Committee meetings and the annual meeting of shareholders.

Beneficial Shares Ownership

        The following table shows information about the shares of Common Stock owned as of the Record Date by persons owning of record, or to the knowledge of the Company, beneficially five percent (5%) or more of the outstanding shares of Common Stock. It also shows ownership by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. The address for Paul and Phyllis Fireman is c/o Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021.

Name	Number of Shares Beneficially Owned(1)	Options Exercisable Within 60 Days(2)	Percent of Shares of Common Stock(3)	Number of Deferred Shares Owned
Paul B. Fireman(4)	7,155,632	711,150	13.2%	—
Phyllis Fireman(5)	6,022,002	—	10.1%	—
Norman Axelrod	—	13,841	*	3,707
Paul R. Duncan	8,214	111,614	*	6,536
Richard G. Lesser(6)	—	30,962	*	7,181
Geoffrey Nunes	9,000	60,227	*	7,287
Deval L. Patrick	—	13,841	*	3,502
Dorothy E. Puhy	—	24,725	*	4,293
Thomas M. Ryan	—	52,721	*	10,662
Barry Tatelman	—	5,296	*	1,387
Martin Coles	—	62,500	*	—
Jay Margolis	102,058	212,500	*	—
Terry R. Pillow	—	77,500	*	—
Kenneth I. Watchmaker	61,691	199,500	*	—
Directors and Executive Officers listed above and other Executive Officers as a group (17 persons)(7)	7,347,301	1,756,835	15.2%	44,555
Massachusetts Financial Services Company(8)	5,204,130	—	8.7%	—
FMR Corp.(9)	5,929,347	—	9.9%	—

*=
Represents less than 1% of the outstanding common stock of the class.

(1)
Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. Some directors and executive officers disclaim beneficial ownership of some of the shares included in the table as noted below.

(2)
All amounts shown in this column reflect the number of shares that could be purchased upon exercise of stock options exercisable within 60 days of the Record Date.

(3)
Computed on the basis of 59,776,595 shares outstanding on the Record Date, plus the number of options exercisable within 60 days of the Record Date for each beneficial owner whose ownership is being reported.

(4)
Includes Paul Fireman's indirect beneficial ownership of 2,006,108 shares held in two trusts established in 1999. 1,500,000 of these 2,006,108 shares are subject to variable prepaid forward contracts, which permit Paul Fireman to retain the right to vote the shares during the period until the contracts settle in January 2007. The contracts allow the trusts to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract.

  Also includes 1,000,000 shares he owns directly that are subject to two separate variable prepaid forward contracts, which permit him to retain the right to vote the shares. The contracts allow Paul Fireman to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Excludes 4,004,526 shares that are beneficially owned by Phyllis Fireman, Paul Fireman's wife. Mr. Fireman disclaims beneficial ownership of these 4,004,526 shares.

(5)
Includes Mrs. Fireman's indirect beneficial ownership of 1,042,476 shares held in a trust established in 1999. 750,000 shares of these 1,042,476 shares are subject to a variable prepaid forward contract, which permits Mrs. Fireman to retain the right to vote the shares. The contracts allow the trust to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract.

  Also includes 1,000,000 shares subject to two separate variable prepaid forward contracts, which permit her to retain the right to vote the shares. The contracts allow Mrs. Fireman to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Excludes 5,849,306 shares that are beneficially owned by Paul Fireman, Phyllis Fireman's husband. Mrs. Fireman disclaims beneficial ownership of these 5,849,306 shares.

(6)
Excludes 1,878 shares held by Mr. Lesser's wife. Mr. Lesser disclaims beneficial ownership of these shares.

(7)
Excludes the 4,004,526 shares described in note (4) above and the 1,878 shares described in note (6). Includes shares subject to options held by directors and executive officers that are exercisable within 60 days of the Record Date.

(8)
Information based on a Schedule 13G dated February 13, 2004, filed with the SEC by the Massachusetts Financial Services Company ("MFS"), which reported the beneficial ownership of 5,204,130 shares, of which MFS has sole voting power with respect to 5,075,030 shares and dispositive power with respect to all shares. The address of MFS is 500 Boylston Street, Boston, Massachusetts 02116.

(9)
Information based on a Schedule 13G dated February 16, 2004, filed with the SEC by FMR Corp. ("FMR"), which report states as follows: Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR, is the beneficial owner of 4,845,520 shares with respect to which it exercises sole dispositive power as investment adviser to various registered investment companies. Edward C. Johnson 3d and FMR, through its control of Fidelity, each has sole power to dispose of the 4,845,420 shares. These shares are voted under written guidelines of the various registered investment companies that hold the shares. Fidelity Management and Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 657,527 shares with respect to which it exercises sole dispositive and voting power. Mr. Johnson and FMR, through its control over the subsidiary, each has sole voting and dispositive power over these shares. Fidelity International Limited ("FIL"), a Bermudan entity independent of FMR, beneficially owns 426,300 shares with respect to which it exercises sole dispositive and voting power. FMR aggregates FIL's shares on a voluntary basis. In addition, Edward C. Johnson 3d, Chairman of FMR and owner of 12% of FMR voting stock, and Abigail P. Johnson, a director of FMR and owner of 24.5% of FMR voting stock, each report beneficial ownership of the 5,929,347 shares reported by FMR. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

Executive Compensation

        The following table shows the aggregate compensation paid or accrued by Reebok for services rendered during 2001, 2002 and 2003 for: (i) the Chief Executive Officer; and (ii) each of the four other most highly compensated executive officers (those falling within either clause shall be referred to herein as the "named executive officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name	Year	Salary($)	Bonus($)	Other Annual Compensation($)(1)	Restricted Stock Awards($)		Securities Underlying Options(#)(2)		All Other Compensation($)
Paul B. Fireman Chairman and Chief Executive Officer	2003 2002 2001	1,126,925 1,000,012 1,000,012	1,539,830 2,075,025 2,075,000	89,200 71,880 123,773	— — —		400,000 None None		56,000 55,501 55,251	(3) (3) (3)
Jay Margolis President and Chief Operating Officer	2003 2002 2001	1,184,615 1,000,000 627,694	1,266,547 1,700,000 474,000	— — —	— — 2,400,000	(5)	None None 400,000		85,085 None 99,945	(4) (6)
Kenneth I. Watchmaker Executive Vice President; Chief Financial Officer	2003 2002 2001	620,308 600,002 600,002	747,441 1,195,842 976,310	— — —	— — —		126,000 125,000 198,000	(7)	40,992 40,516 57,743	(8) (8) (8)
Martin Coles Executive Vice President; President and CEO, Reebok Brand	2003 2002 2001	584,615 466,250 1,000	438,461 480,238 0	— — —	— — —		75,000 200,000 None	(9)	3,381 425,115 None	(10) (11)
Terry R. Pillow Senior Vice President; President and CEO, Ralph Lauren Footwear Co.	2003 2002 2001	375,024 375,024 364,441	521,741 349,838 199,839	— — —	— — —		35,000 35,000 70,000	(7)	29,743 50,447 94,882	(12) (12)(13) (12)(13)

(1)
In accordance with SEC rules, various personal benefits and perquisites amounts totaling less than $50,000 in any year have been omitted. Of the amount shown for Mr. Fireman, $59,200 related to the aggregate incremental cost to Reebok for his personal use of Company owned or chartered aircraft in 2003, $41,880 in 2002, and $93,773 in 2001. Mr. Fireman also received a personal allowance of $30,000 in each of the years listed above.

(2)
All options granted in 2001 and 2002 were under the 2001 Equity Incentive and Director Deferred Compensation Plan. Unless otherwise specified, Reebok granted all other options under the 1994 Equity Incentive Plan. For more details, see the "Stock Option Grants" section.

(3)
Includes contributions by the Company on behalf of Mr. Fireman as follows: for 2003, $16,000 to the Savings and Profit-Sharing Plan and $40,000 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan; for 2002, $14,000 to the Savings and Profit-Sharing Plan and $41,501 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan; and for 2001, $13,750 to the Savings and Profit-Sharing Plan and $41,501 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan. Mr. Fireman is 100% vested in these contributions and allocations as of the Record Date.

(4)
Includes contributions by the Company on behalf of Mr. Margolis as follows: for 2003, $10,000 to the Savings and Profit-Sharing Plan and $75,085 in credits allocated to Mr. Margolis' account under the Company's Excess Benefits Plan. Mr. Margolis is 60% vested in these contributions and allocations as of the Record Date.

(5)
The value of the 100,000 shares of restricted stock held by Mr. Margolis as of December 31, 2003, assuming a sale price of $39.32 per share, would be $3,932,000. None of these shares have vested.

(6)
This amount represents payment and reimbursement of expenses incurred by Mr. Margolis in connection with his relocation to Massachusetts (including temporary housing) and a gross-up of $17,548 for tax purposes.

(7)
This number reflects the occurrence of two annual grants of stock options during 2001. The first annual grant occurred in January 2001 (related to Fiscal Year 2001) and the second annual grant in December 2001 (related to Fiscal Year 2002). Starting with the December 2002 annual grant, Reebok anticipates that the annual grant of stock options will occur in December of each year.

(8)
Includes contributions by the Company on behalf of Mr. Watchmaker as follows: for 2003, $16,000 to the Savings and Profit-Sharing Plan and $24,992 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; for 2002, $14,000 to the Savings and Profit-Sharing Plan and $26,516 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; and for 2001, $13,750 to the Savings and Profit-Sharing Plan and $43,993 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan. Mr. Watchmaker is 100% vested in these contributions and allocations as of the Record Date.

(9)
Represents three separate grants of stock options during 2002.

(10)
Includes contributions by the Company on behalf of Mr. Coles as follows: for 2003, $3,381 to the Savings and Profit-Sharing Plan. Mr. Coles is 40% vested in these contributions and allocations as of the Record Date.

(11)
This amount represents payment and reimbursements of expenses incurred by Mr. Coles in connection with his relocation to Massachusetts (including temporary housing) and a gross-up of $141,377 for tax purposes in 2002.

(12)
Includes contributions by the Company on behalf of Mr. Pillow as follows: for 2003, $16,000 to the Savings and Profit-Sharing Plan and $13,743 in credits allocated to Mr. Pillow's account under the Excess Benefits Plan; for 2002, $14,000 to the Savings and Profit-Sharing Plan and $14,737 in credits allocated to Mr. Pillow's account under the Excess Benefits Plan; and for 2001, $13,750 to the Savings and Profit-Sharing Plan and $587 in credits allocated to Mr. Pillow's account under the Excess Benefits Plan. Mr. Pillow is 80% vested in these contributions and allocations as of the Record Date.

(13)
These amounts include payment and reimbursement of expenses incurred by Mr. Pillow in connection with his relocation to Massachusetts (including temporary housing), a gross-up of $18,478 for tax purposes in 2001, and a gross-up of $8,470 for tax purposes in 2002.

Stock Option Grants

        The following table shows information concerning individual grants of stock options made during 2003 to each of the named executive officers:

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Individual Grants
			% of Total Options Granted to Employees in 2003(2)
Name	Number of Options Granted (#)(1)			Exercise or Base Price ($/SH)	Expiration Date
						5%($)	10%($)
Paul B. Fireman	400,000	(4)	21.0%	$30.30	2/12/13	7,622,268	19,315,644
Jay Margolis	0		—	—	—	—	—
Kenneth I. Watchmaker	126,000		6.6%	37.40	12/10/10	1,918,418	4,470,654
Martin Coles	75,000		3.9%	37.40	12/10/10	1,141,916	2,661,104
Terry R. Pillow	35,000		1.8%	37.40	12/10/10	532,894	1,241,848
All Optionees (5)	1,903,450		100%	37.40	12/10/10	28,981,054	67,537,033

All Shareholders (6)	—		—	—	—	904,944,023	2,108,868,570
Optionee Gains as % of All Shareholders Gain						3.2%	3.2%

(1)
Unless specifically noted otherwise, these options have a three-year vesting schedule under which thirty-three percent (33%) of the shares granted become exercisable on the first three anniversaries of the date of the grant. The options will also become exercisable upon the death or permanent disability of the optionee and may become exercisable upon certain circumstances in the event of a change of control of the Company. The options have a seven-year life.

(2)
Based on an aggregate of 1,903,450 options granted to employees during 2003.

(3)
The assumed annual rates of stock price appreciation of 5% and 10% per year are established by the SEC and are not to be construed as a forecast of future appreciation. The actual realized value of such options will depend on the market value of the Common Stock on the date of exercise; no gain will be realized by the optionees unless there is an increase in the stock price from the price on the date of grant.

(4)
These options have a four-year vesting schedule under which twenty-five percent (25%) of the shares granted become exercisable on the first four anniversaries of the date of grant. The options will also become exercisable upon the death or permanent disability of the optionee and may become exercisable upon certain circumstances in the event of a change of control of the Company. These options have a ten-year life.

(5)
The All Optionees hypothetical example includes all options granted to employees in 2003 and assumes the price per share ($37.40) of all options granted on December 10, 2003, which was the date of the annual grant for this past year, for a seven-year term based on assumed annual stock appreciation of 5% and 10%, respectively. As stated above, the 5% and 10% assumed annual rate of stock appreciation are established by the SEC and are not to be construed as a forecast of future appreciation.

(6)
No gain to optionees is possible without an increase in stock price, which benefits all shareholders. The All Shareholders hypothetical example assumes the same option grant price and seven-year term used in the All Optionees example and is based on the 59,435,923 shares outstanding on December 31, 2003.

Aggregated Option Exercises and Values

        The following table sets forth aggregated option exercises in 2003 and option values as of December 31, 2003 for each of the named executive officers:

AGGREGATED OPTION EXERCISES IN 2003
AND OPTION VALUES AS OF DECEMBER 31, 2003

			Number of Unexercised Options at 12/31/03(#)		Value of Unexercised In-the-Money Options at 12/31/03($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul B. Fireman	—	—	611,150	2,400,000	11,927,112	46,558,000
Jay Margolis	100,000	1,408,401	212,500	237,500	3,386,000	3,682,000
Kenneth I. Watchmaker	310,000	7,760,673	156,250	343,750	2,474,362	3,533,775
Martin Coles	—	—	50,000	225,000	598,625	1,939,875
Terry R. Pillow	51,250	1,019,245	43,750	121,250	625,012	1,658,650

(1)
In accordance with SEC rules, the values are based on a fair market value as of December 31, 2003, of $39.32 per share, which was the closing price per share of the Company's Common Stock on the NYSE on the last day of fiscal 2003, less the exercise price payable for such shares. All the values in the table are stated on a pre-tax basis.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by shareholders (1)	7,319,405	$33.15	2,083,611	(3)
Equity compensation plans not approved by shareholders (2)	2,000,000	$17.88	0
Total	9,319,405	$29.87	2,083,611

(1)
These approved plans are Reebok's 1987 Stock Option Plan for Directors, 1994 Equity Incentive Plan (the "1994 Plan"), 2001 Equity Incentive and Director Deferred Compensation Plan (the "2001 Plan"), and Reebok's Employee Stock Purchase Plan.

(2)
There is only one equity compensation plan not approved by shareholders, which relates to options to purchase 2 million shares issued to Mr. Fireman in 2000. Please see the "Employee Agreements" section for a description of the plan.

(3)
Of these shares available for future issuance, as of December 31, 2003, only a total of 95,732 shares remain under the 1994 Plan, which expires for purposes of any future grants as of the Annual Meeting. These shares may be issued as restricted stock. The remaining shares available for future issuance all exist under the 2001 Plan. Under Proposal 2, the Company is seeking to amend the 2001 Plan such that only 1,000,000 shares in the aggregate may be issued as restricted stock. If the proposal passes and the amendments become effective, there would be only 858,835 shares available for issuance as restricted stock.

Supplemental Executive Retirement Plan

        The Board of Directors, on February 15, 1996, adopted a Supplemental Executive Retirement Plan (the "SERP") for certain key executive officers, including Mr. Fireman and Mr. Watchmaker. As subsequently amended, the SERP provides that a participant, upon attaining age 60, will receive an annual retirement benefit equal to (a) twenty-five percent (25%) of his or her average total compensation for the three calendar years out of the ten consecutive calendar years immediately prior to the year in which the executive retires, in which the executive had the highest total compensation ("Final Average Compensation"), multiplied by (b) the number of years of such executive's service with the Company (not to exceed 15) divided by 15. The SERP also provides for reduced benefits for participants who retire after age 55, but before age 60, and have completed at least five full years of continuous service with the Company, or who retire before age 55, and have completed at least ten full years of continuous service. In addition, Participants who voluntarily terminate their employment with the Company will forfeit their eligibility and further benefits if, prior to age 65, they work on a full-time basis (excluding service on a board of directors, or in government, public service or teaching) after leaving the Company, or if at any time they perform any services for a competitor of the Company.

        In February 2004, the Company amended and restated the SERP effective as of January 1, 2004. All administrative provisions of the SERP were removed and placed in a Reebok Executive Deferred Compensation Plan. There were a few minor changes to the administrative provisions with the intent to provide additional flexibility in plan administration. The only substantive change made to the SERP relates to the payment of vested benefits. Employees may elect to accelerate payment of benefits upon a change of control or a downgrade of the Company's credit rating to below investment grade. The Management Development and Compensation Committee may determine on an individual basis whether to extend this acceleration election to any SERP participant who has already earned the right to benefits. In the event of an acceleration, the accrued benefits with respect to which an election was made would be paid in a single lump sum payment as soon as reasonably practicable following the change in control or investment downgrade.

        The following table sets forth estimated annual benefits payable under the SERP upon a participant's retirement, assuming attainment of age 60 while in the employment of the Company, for the following compensation levels and years of service:

	Years of Service
Final Average Total Compensation
	5	10	15 and above
$450,000	$37,500	$75,000	$112,500
550,000	41,667	83,333	125,000
750,000	62,500	125,000	187,500
1,000,000	83,333	166,667	250,000
1,250,000	104,167	208,333	312,500
1,500,000	125,000	250,000	375,000
1,750,000	145,833	291,667	437,500
2,000,000	166,667	333,333	500,000
2,250,000	187,500	375,000	562,500

        The compensation covered by the SERP for any calendar year is the participant's base compensation and annual incentive bonus earned for such year (which are reflected in the Salary and Bonus columns of the Summary Compensation Table), plus any amount that would have been paid to the participant but for a salary reduction agreement in effect during such year pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The benefit payment under the SERP is not subject to any deductions for Social Security benefits or other offset amounts. Years of service credited under the SERP for the executive officers named in the Summary Compensation Table above who are participants in the SERP are as follows: Mr. Fireman, 24 years; and Mr. Watchmaker, 11 years.

Employee Agreements

        Paul Fireman.    The Company entered into a split-dollar insurance agreement as of September 25, 1991 with a trust established by Mr. Fireman, pursuant to which the Company and that trust will share in the premium costs of a whole life insurance policy that pays a death benefit of not less than $50,000,000 upon the death of Mr. Fireman, age 59, or Phyllis Fireman, age 58 (whichever occurs later). Under the agreement, the Company paid that portion of each annual policy premium that, in general terms, was equal to the annual increase in the cash value of the policy. The Company's obligation to make such premium payments terminated in 1996 upon the payment of the sixth annual premium due under the policy. In 1999, the Company restructured the related key man policy of which the Company is the beneficiary and which is designed to work in conjunction with the split-dollar insurance policy to insure the repayment to the Company of the aggregate amount of the premiums paid by the Company. Pursuant to this restructuring, the Company applied its cash value to the full premium of the restructured policy resulting in no premium payment obligations in 1999 or thereafter. The Company may cause the agreement to be terminated and the policy to be surrendered at any time upon 60 days' prior notice. Upon surrender of the policy or payment of the death benefit under the policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company.

        Reebok granted Mr. Fireman two options for 1,000,000 shares each with an exercise price equal to the market price at which the Company purchased Mr. Fireman's shares at $17.375 and $18.375, respectively in May 2000. These options vested annually over a three-year period and are now fully vested, but not exercisable; however, they become immediately exercisable if Mr. Fireman is no longer the Chief Executive Officer of the Company (other than as a result of a termination for cause) or upon a change of control of the Company. Additionally, the options will not be exercisable so long as Mr. Fireman is a "covered employee" under Section 162(m) or if certain other conditions are not met. The options have a ten-year term; however, at such time as Mr. Fireman is no longer actively involved in the management of the Company as an officer, director or consultant, he would have three years to exercise the options.

        Change in Control.    The Company has change of control agreements with Mr. Watchmaker and Mr. Margolis providing for certain compensation and benefits in the event of the termination of their employment with the Company following a "change in control" of the Company (as defined in the respective agreements). A "change in control" includes one that is initiated by Company management except in the case of a leveraged buy-out or recapitalization of the Company in which the executive participates as an equity investor. In each agreement, if the executive's employment with the Company were to terminate (other than as a result of the death, total disability or retirement of the executive at or after his normal retirement date) within 24 months following a change in control and the termination is (a) by the Company for a reason other than as a result of a conviction of the executive for a felony or a crime involving moral turpitude or (b) by the executive if the Company fails to maintain the executive in the positions, with the titles, that he held immediately prior to the change of control, following a downgrading of his responsibilities or authority or if the Company makes certain other changes or reductions in the executive's compensation as specified in the agreement, then the Company will pay to the executive a lump-sum cash payment equal to 300% of the aggregate of his (i) then-current annual base salary, (ii) his target bonus for the then-current year, or, if higher, his bonus for the most recent calendar year ended before the change of control, (iii) the amount of his then-current annual personal expense allowance and (iv) the annual cost of life insurance then furnished to him by the Company. In addition, all of the executive's outstanding stock options, restricted shares and other similar incentive rights and interests will become immediately and fully vested and exercisable. The executive will be treated for purposes of the SERP as having three additional years of continuous service and the Company will pay to him in a single lump-sum cash payment the present value of his benefit under the SERP. The Company will pay to the executive, in a single lump-sum cash payment, an amount equal to the difference, if any, between (i) the total distribution that he receives following his termination under the Company's Savings and Profit-Sharing Retirement Plan and its Excess Benefits Plan and (ii) the total distribution that he would have received under such plans had he accumulated three additional years of service for vesting prior to termination. The executive and his dependents will also continue to participate fully at the expense of the Company in all accident and health plans provided by the Company immediately prior to the change in control, or receive substantially equivalent coverage, until the third anniversary of his termination of employment. In addition, the agreements provide that the executive will be reimbursed by the Company for any legal fees and expenses incurred by him as a result of the termination of his employment. Each agreement provides that if it is determined that any payment or benefit provided by the Company to or on behalf of the executive, either under the executive's change of control agreement or otherwise, is subject to the excise tax imposed by Section 4999 of the Code, the Company will make an additional lump-sum payment to the executive which will be sufficient to make the executive whole for all taxes and any associated interest and penalties imposed under or as a result of Section 4999. Messrs. Watchmaker and Margolis are required under the agreements not to leave voluntarily the employ of the Company in the event that any person or entity initiates a change of control until such time as the effort terminates or the change of control is completed. The Company amended Mr. Watchmaker's change of control agreement in February 2000 such that if Mr. Fireman is no longer Chief Executive Officer of the Company it will be deemed a "change of control" under the Agreement.

        Non-Competition.    The Company has non-competition agreements with Mr. Watchmaker, Mr. Margolis, Mr. Coles and Mr. Pillow under which each executive has agreed not to compete, directly or indirectly, with the Company during his employment and pursuant to which the Company has the right to extend the non-competition requirement for a period of up to one year after his termination of employment with the Company (the "Non-Competition Period"). During the Non-Competition Period, the Company will pay the executive an amount equal to one-half of his base salary as in effect on his termination date and will continue certain medical coverage benefits, except that for Mr. Watchmaker, if the Company terminates his employment without "cause" (as defined in the agreement), he would be entitled to 100% of his base salary as of the date of termination, which amount shall be reduced by the amount of any severance payments received from the Company. The Company did extend the non-competition requirement as to Mr. Coles in February 2004 for one year after his separation date from Reebok.

        Jay Margolis.    The Company entered into an employment agreement with Jay Margolis, President and Chief Operating Officer of Reebok International Ltd. effective December 5, 2001 (the "Margolis Agreement"), which has an initial term of three years. This initial term will be automatically extended for up to two additional one-year terms unless terminated earlier pursuant to the terms of the Margolis Agreement. Pursuant to the Margolis Agreement, he received an initial base salary of $1,000,000 per year with a guaranteed increase to $1,300,000 on January 1, 2003. Per the Margolis Agreement he is entitled to receive a minimum annual bonus target of up to 100% of his base salary based on his achievement of certain financial and management performance goals on the same basis as other senior executives of the Company. As part of the Margolis Agreement, the Company also granted him 100,000 shares of restricted stock, which will vest in their entirety on December 31, 2004, but may be accelerated and become immediately vested in certain early termination circumstances. In addition, the Company granted him 400,000 non-qualified stock options that vest over four years. The Company intends that option grant to Mr. Margolis be in lieu of regular annual grants for his current position during the initial term of his Employment Agreement.

        The Margolis Agreement may be terminated prior to the end of its term by the executive without good reason upon ninety days prior written notice or with good reason (defined therein) upon fourteen days prior written notice. The Company may terminate the Margolis Agreement upon written notice for cause (defined therein), death or for any other reasons. In the event of his voluntary termination without good reason, termination by Reebok for cause, or termination as a result of his death or incapacity, he would be entitled to payment of his base salary and medical coverage only until the last day of his active employment. If his employment is terminated as the result of his voluntary termination with good reason or involuntary termination for reasons other than cause, death or incapacity, he is entitled to continuation of his base salary and medical coverage and certain other benefits for up to a maximum of eighteen (18) months.

        Martin Coles.    The Company also entered into an employment agreement with Martin Coles, President of the Reebok Brand effective as of June 12, 2002 (the "Coles Agreement"), which had an initial term of three years. Mr. Coles left the Company effective as of February 3, 2004. Pursuant to the terms of the Coles Agreement, the Company treated the separation as a termination for "Any Other Reasons". As such, we provided Mr. Coles with severance period benefits, which included salary and health benefits continuation for up to eighteen months, or the date he secures other employment, whichever comes first. The Company also provided an annual bonus of $438,461 related to the achievement of the Reebok Brand in 2003 of certain financial and management performance goals. We also agreed to forgive at the time of bonus payment a pro-rata share of a $300,000 Revolving Promissory Note entered into August 12, 2002 in connection with Mr. Coles' moving his family and household goods from California to Massachusetts. The Company deducted $150,000 from his bonus payment in March 2004 to satisfy Mr. Coles' repayment obligation and forgave the remainder of the Promissory Note.

        The above description is only a summary of the agreements that the Company has with its various executive officers and is qualified in its entirety by the actual agreements, copies of which are exhibits to the Company's Annual Report on Form 10-K.

Report of the Management Development and Compensation Committee

        The Management Development and Compensation Committee (the "Committee") has submitted the following report on executive compensation at Reebok:

  Composition and Role of the Committee

        In 2003, the Committee consisted of Geoffrey Nunes (Chair until May 2003), Richard Lesser (Chair starting in May 2003), Norman Axelrod, and Thomas M. Ryan, each of who satisfied the independence requirements. The Committee held three meetings during 2003. The Committee also has created a sub-committee for the purpose of reviewing and taking all actions required by outside directors under Section 162(m) of the Internal Revenue Code. The Sub-Committee took all required actions under Section 162(m) noted in this report.

        The Committee's responsibilities include reviewing the performance, establishing the goals and setting both the cash and equity compensation level for the Chief Executive Officer. The Committee also reviews the cash and equity compensation levels for all other executive officers as well as other highly compensated Reebok employees. Compensation for these other individuals is established by the Chief Executive Officer. The Committee functions as the stock option committee. In that capacity the Committee administers both the 1994 Equity Incentive Plan and the 2001 Equity Incentive and Director Deferred Compensation Plan and approves all stock option grants to executive officers, including the Chief Executive Officer. In addition, the Committee reviews Reebok's general compensation policies and annually sets performance targets under the Performance Incentive Plan. Finally, the Committee reviews Reebok's management development and succession planning. The Committee has the authority to retain a consulting firm or expert to assist in the assessment of the CEO or other executive officer compensation. This authority includes the ability to approve the firm's or expert's fee and terms of retention. The Committee may also retain its own legal, accounting or other expert it deems necessary to carry out its duties.

  Compensation Philosophy and Executive Compensation Program

        Reebok strives with its executive compensation program to obtain and retain top management and creative talent while at the same time ensuring that we compensate our executive officers in a way that advances both short-term and long-term shareholders' interests. In pursuing these objectives, Reebok's philosophy is that compensation should be largely performance based, with a greater proportion of total compensation paid in the form of incentive compensation. Executives' base salaries are targeted at the median and all incentive-based compensation targeted between the fiftieth and the seventy-fifth percentile of a comparison group, depending on an individual executive's performance.

        In order to realize this philosophy, the Committee reviews executive compensation benchmark data for a comparison group provided by an independent executive compensation consultant. This data is derived from several sources, including widely recognized executive compensation surveys and proxy statement data from a peer group of companies. This peer group includes companies in both the footwear and apparel industries and other leading consumer products' organizations with whom we compete for top executive talent. The Committee reviews and discusses at least annually the peer group used for benchmarking comparison purposes to ensure that it is an appropriate measure for the stated purpose. At its February 2003 meeting, the Committee considered the results of its executive compensation consultant's report and compared compensation of Company executives to its peer group of companies.

The report showed that compensation payable to executives of the Company was largely consistent with Reebok's philosophy for executive compensation.

  Components of Executive Compensation

        The primary and ongoing components of our executive compensation program are: (a) Annual Cash Compensation, consisting of base salary and an annual bonus, and (b) Long-Term Incentive Compensation.

          Annual Cash Compensation

        Annual cash compensation includes base salary and an annual bonus incentive.

          Base Salary

        Base salary is paid for ongoing performance throughout the year. The purpose of base salary is to create a secure base of cash compensation for executive officers competitive with the market for global talent. The Committee relies in part on, and takes guidance from, its outside executive compensation consultant when determining the base salary for the Chief Executive Officer. The Committee also looks to its outside executive compensation consultant for input reviewing the salaries established by the Chief Executive Officer for other executive officers based on his evaluations of individual executive officer performance.

          Annual Bonus

        In February 2003, the Committee reviewed the Company's proposed Global Performance Incentive Plan (the "Bonus Plan") for 2003, pursuant to the terms of an Omnibus Executive Performance Incentive Plan previously approved by shareholders in 1996 (and subsequently approved again by shareholders in May 2001), and the bonus award calculations under the Bonus Plan. The Bonus Plan is designed to align a portion of the employees' compensation with annual business performance and success and to provide reward and recognition for attainment of key annual business and financial outcomes. The Bonus Plan permits bonuses to be paid to certain named executive officers only if specific financial criteria established by the Committee are met. Thus, bonuses paid under the Bonus Plan qualify for a tax deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986. The financial criteria are based on pre-tax operating profit, and other factors including cash flow from operations and increase in sales or year-end sales backlog, as appropriate. In 2003, the Company intended to emphasize and reward operating profit, sales growth and gross margin improvement through the Bonus Plan. For some executives, these criteria are assessed against the results of a particular operating unit for which the executive is responsible, while for others they are assessed against Reebok's overall financial results or a combination of both.

        The Committee also determined the amount of the target award that would be paid if the financial criteria were satisfied. For 2003, participants had the ability to earn (i) a portion of their target award only if at least 80% of the financial criteria were met, (ii) 100% of their target award if all of the financial criteria were met, and (iii) could earn more than 100% of the target award (up to a maximum of 200% of the award) if the criteria were exceeded. Under the Bonus Plan, any award in excess of 125% of the target award for executive officers may be deferred and paid in no more than two equal installments on the first and second anniversary of the bonus award payment date and deferral election. Target awards for executive officers were fixed as a percentage of base salary and ranged from 60% to 100%, except for the

Chief Executive Officer whose target award is 140%. Under the Bonus Plan, the Committee has reserved the ability to reduce any award or eliminate any award based on the overall financial performance of the Company, as well as certain other factors. In addition, if an executive failed to manage departmental expenses consistent with his or her budget, the bonus was subject to reduction.

          Long-term Incentive Compensation

          Stock Options

        In addition to the above acts of setting and approving annual cash compensation, the Committee generally grants stock options to executive officers to provide long-term performance related incentives that link rewards directly to shareholder gains over a multi-year period. Under Reebok's program as of December 2003, the stock options for executive officers now generally vest over a three-year period in equal annual installments and expire after seven years. The Committee determined that these vesting and expiration provisions allowed Reebok to remain competitive in the marketplace with its long-term incentive compensation. The Committee relied upon the advice of its executive compensation consultant when reaching its decision. Previously, the stock options for these individuals vested over a four-year period and did not expire for ten years. The stock options awarded to executive officers have an exercise price equal to the fair market value of Reebok stock on the date of grant. As part of the annual process, the Company granted stock options to executive officers in December 2003 after reviewing comparative data on stock options grants prepared by the executive compensation consultant based on a peer group of companies and executive compensation survey data. Target grant guidelines were developed based on this data and actual grants to individuals were adjusted based on each officer's individual performance and retention considerations. Reebok did not grant any additional stock options to Mr. Margolis in 2003 because the December 2001 grant in connection with his promotion to President and Chief Operating Officer at that time was intended as a grant of stock options that would have been granted over a three-year period of time.

  2003 Performance

        Bonuses for the executive officers for 2003 were determined in accordance with the Bonus Plan and the Company's actual 2003 financial results. In February 2004, the Committee met to review the Company's actual financial results for 2003 and to determine whether such results satisfied the financial criteria established under the Bonus Plan. For all executive officers, at least 65% of their potential bonus was based on satisfaction of pre-tax operating profit targets for the Company or the applicable business unit. The balance of their potential bonus was based on an operating cash flow target and a sales and backlog target that varied depending on the nature of an executive's role and business unit. The Corporate and Ralph Lauren Footwear groups substantially met or exceeded their respective objectives in 2003. The Reebok Brand substantially met or exceeded its sales and backlog target and operating cash flow target, and achieved 90% of its pre-tax operating profit target. Bonuses were paid to executive officers in March 2004 based upon achievement of the financial targets under the Bonus Plan. The bonuses paid to our named executive officers for the past three years along with their base salaries earned are shown in the "Summary Compensation Table."

  Chairman and Chief Executive Officer Compensation

          Annual Cash Compensation

        For the first time in over ten years, the Committee increased Mr. Fireman's base salary, from $1,000,000 to $1,150,000 per year. In addition, it established a 2003 bonus plan for Mr. Fireman based on the objective criteria of Reebok's pre-tax operating profit with a gross margin modifier, sales and inventory turns/days sales outstanding. The Committee also set Mr. Fireman's potential bonus target at 140% of his annual base salary for 2003. Mr. Fireman received a bonus in March 2004 of $1,539,830 under the Bonus Plan for his 2003 performance based on the Corporate groups substantially meeting their pre-tax operating profit target, exceeding the operating cash flow target and meeting their sales increase target.

          Long-Term Incentive Compensation

        After reviewing similar comparative data for chief executive officers and a review of his total compensation package, the Committee granted Mr. Fireman 400,000 stock options in February 2003 under the same terms and conditions applicable to other executive officers at that time. Thus, his options will vest and become exercisable at the rate of twenty-five percent per year over four years. These options will expire in ten years from the date of grant. The Committee did not grant Mr. Fireman any additional options in December 2003 as part of its annual grant of stock options to executives and other eligible employees.

  Tax Deductibility

        Section 162(m) limits deductibility of compensation in excess of $1 million paid to Reebok's chief executive officer and to each of the named executive officers (see "Summary Compensation Table") unless the compensation qualifies as "performance based." Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under Company plans qualifies as "performance-based." In adopting and administering executive compensation plans and arrangements, the Committee considers whether the deductibility of such compensation will be limited under Section 162(m), and in appropriate cases will attempt to structure such compensation so that any such limitation will not apply. The Committee also appointed a sub-committee in 2002 for the purpose of reviewing and taking all actions required to be taken by outside directors under Section 162(m). As stated earlier in this report, the Compensation Sub-Committee consists of all members of the Compensation Committee as are current from time to time with the exception of any such members not deemed to be "outside directors" for purposes of Section 162(m). The Sub-Committee took all required actions under Section 162(m) noted in this report.

                      MANAGEMENT DEVELOPMENT AND
                      COMPENSATION COMMITTEE
                      Richard G. Lesser, Chair
                      Norman Axelrod
                      Geoffrey Nunes
                      Thomas M. Ryan

Report of the Audit Committee

        The Audit Committee is currently composed of three "independent" directors as defined in NYSE listing standards (Ms. Puhy, Chair, and Messrs. Nunes and Patrick) and operates under a written charter adopted by the Board of Directors in 2000, revised in February 2004 and attached to this Proxy Statement. The Board has made a determination that the Audit Committee has at least one member, Ms. Puhy, who qualifies as an "audit committee financial expert". The Audit Committee appoints, oversees and replaces, if necessary, the Company's independent auditor and in doing so reviews the independence, qualifications and performance of the independent auditor. In addition, the Audit Committee assists the Board of Directors in its oversight of the Company's preparation of financial statements, compliance with legal and regulatory requirements, and the performance of the Company's internal audit function. Finally, the Audit Committee prepares this report required by the SEC for inclusion in our Proxy Statement.

        As part of its specific duties, the Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors, reviews the financial information issued to shareholders and others, including a discussion of the quality, not just the acceptability of the accounting principles; the reasonableness of significant judgments; and the clarity of discussions in the financial statements, and monitors the systems of internal control and the audit process. Management has primary responsibility for the financial statements and the reporting process.

        The Audit Committee has met and held discussions with management and the independent auditors. In our discussions, management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, our independent auditors. The Audit Committee meets with our internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        The Audit Committee held six formal meetings in 2003, and the Committee Chair also began quarterly pre-earnings release telephone conference calls. The full Audit Committee now participates in these pre-earnings release telephone conference calls as of the Fall 2003. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The Company's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has considered and discussed with Ernst & Young the firm's independence and the compatibility of the non-audit services provided by the firm with its independence.

        Based on the Audit Committee's review of the audited financial statements and the various discussions noted above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and the Board has approved this recommendation.

                      AUDIT COMMITTEE
                      Dorothy E. Puhy, Chair
                      Geoffrey Nunes
                      Deval Patrick

Performance Graph

        The following graph shows a five-year comparison of cumulative total returns for Reebok's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices* from December 31, 1998 to December 31, 2003. The graph assumes an investment of $100 on December 31, 1998 in each of the Company's Common Stock and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices. Performance shown for each of the indices assumes that all dividends were reinvested.

*
The Standard & Poor's Shoes and Textile Apparel Manufacturers Indices were selected in order to compare the Company's performance with companies in each of the two primary lines of business in which the Company is engaged. The indices do not, however, include all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged.

The Stock Performance shown on the Performance Graph above is not necessarily indicative of future performance. The Company does not make or endorse any predictions as to future stock performance.

Transactions with Management and Affiliates

        None

Indebtedness of Management

        Reebok adopted an Executive Loan Program for certain executives back in 2000 in connection with a long-term retention plan. At the beginning of 2003, Mr. Watchmaker and Mr. Pillow as executive officers were each indebted individually to Reebok in the amount of $92,039 (with interest accruing at 6.21% per year). On January 24, 2004, these loans were paid in full.

PROPOSAL 2: APPROVAL OF AMENDMENTS TO THE
2001 EQUITY INCENTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN

        In 2001, our shareholders approved the 2001 Equity Incentive and Director Deferred Compensation Plan (the "Equity Plan"), which provides for the issuance of stock options, stock appreciation rights, restricted stock and deferred stock to employees of the Company or its subsidiaries and other persons or entities.

        The purpose of the Equity Plan is to advance the interests of Reebok and its subsidiaries by enhancing the ability of Reebok to: (i) attract and retain employees, directors, and other persons or entities who are in a position to make significant contributions to the success of Reebok and its subsidiaries; (ii) reward such persons for the contributions; and (iii) encourage such persons to take into account the long-term interest of Reebok through ownership of shares of Reebok's Common Stock. The Equity Plan is intended to accomplish these goals by enabling Reebok to grant awards ("Awards") in the form of stock options, stock appreciation rights, restricted stock or deferred stock, all as more fully described below, and by providing a means for Eligible Directors (defined below) to defer all or a portion of their directors' fees.

        We originally authorized 5,000,000 shares for issuance under the Equity Plan. As of December 31, 2003, we had approximately 1,900,000 shares available for future Awards. Because we anticipate that our needs under the Equity Plan over the next several years will exceed the number of shares available, our Board has approved, and we are asking our shareholders to approve, an additional 3,000,000 shares for issuance under the Equity Plan. In addition, as part of our review of the Equity Plan we had some additional changes and we are seeking shareholder approval of the Equity Plan with the additional shares, as amended. Specifically, the other amendments:

  •
  Prohibit the repricing of underwater options without shareholder approval

  •
  Prohibit future awards of incentive stock options (ISOs) and stock appreciation rights (SARs)

  •
  Limit the number of shares that can be awarded as grants of restricted stock and deferred stock to an aggregate of 1,000,000

  •
  Place a minimum three year restriction period on non de minimus restricted stock awards, unless performance-based, in which case the restriction period shall be at least one year.

  •
  Require that the only awards that can be made from the 3,000,000 additional shares are non-qualified stock options with a maximum term of ten years

  •
  Require that the exercise price of all future options be the fair market value of our Common Stock on the date of the award

        The following is a summary of the material features of the Equity Plan, as amended. A copy of the Equity Plan appears as Exhibit B to this Proxy Statement, and we encourage shareholders to read the Equity Plan in its entirety.

General

        The Equity Plan is administered by the Compensation Committee (the "Committee") of the Board. Employees of Reebok and its subsidiaries, Eligible Directors, and other persons or entities who are in a position to make a significant contribution to the success of Reebok or its subsidiaries are eligible to receive Awards under the Equity Plan. Eligible directors are those directors who are not Reebok officers or employees and who do not hold or control more than 5% of the outstanding shares. Reebok expects that approximately 325 persons will participate in the Equity Plan annually. The Committee has full and exclusive power to interpret the Equity Plan, adopt rules, regulations and guidelines relating to the Equity Plan, grant waivers of Equity Plan restrictions and make all of the determinations necessary for its administration.

        A total of 5,000,000 shares of Common Stock were originally reserved for issuance under the Equity Plan. Approximately 1,900,000 shares of Common Stock were available for future awards as of December 31, 2003. At the Annual Meeting, we are seeking shareholder approval to authorize an additional 3,000,000 shares. If approved, the additional shares would be used only for non-qualified stock option (NQSO) awards.

        Section 162(m) of the Code places annual limitations on the deductibility by public companies of compensation in excess of $1,000,000 paid to the Chief Executive Officer and the other four most highly compensated executive officers, unless, among other things, the compensation is performance-based. For compensation attributable to stock options to qualify as performance-based, the plan under which such stock options are granted must state a maximum number of shares with respect to which options and rights may be granted to an individual during a specified period and must be approved by the company's shareholders. To comply with these requirements, the Equity Plan is being submitted for shareholder approval and provides that the maximum number of shares as to which Awards may be granted to any participant in any one calendar year under the Equity Plan is 1,000,000 shares.

        Stock Options.    The Committee may from time to time award options to any participant subject to the limitations described above. If the amendments being proposed at the Annual Meeting are approved, the Committee will cease awarding ISOs under the Equity Plan. NQSOs may be awarded, but the exercise price of any NQSO granted under the Equity Plan shall be set at 100% of the fair market value of the Common Stock at the time of the grant and will expire within a maximum of ten years. Options will become exercisable at such time or times, and on and subject to such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of an option may be exercised. The exercise price may be paid by cash, check, bank draft, or money order. The Committee may also permit the exercise price to be paid by tendering shares of Common Stock, by delivery to Reebok of an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or by a combination of the foregoing.

        In addition, Eligible Directors shall receive specified grants of stock options when they join the Board and annually thereafter. An Eligible Director, upon his or her first election (or re-election) to the Board, shall be awarded options on shares with a fair market value equal to six times the average annual cash compensation received by all Eligible Directors for the prior calendar year. On April 28 of each year each Eligible Director shall be awarded for each year of service options on shares with a fair market value equal to three times the average annual cash compensation received by all Eligible Directors for the prior calendar year.

        Stock Appreciation Rights.    As originally adopted, the Equity Plan permitted us to award SARs, either alone or in tandem with stock option grants. If the amendments being proposed for shareholder approval at the Annual Meeting are approved, we will no longer award SARs.

        Stock Awards; Deferred Stock.    The Equity Plan provides for awards of nontransferable shares of restricted stock subject to forfeiture ("Restricted Stock"), as well as unrestricted shares of Common Stock. Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period and the satisfaction of any other conditions or restrictions established by the Committee. Other Awards under the Equity Plan may also be settled with Restricted Stock. The Equity Plan also provides for deferred grants entitling the recipient to receive shares of Common Stock in the future at such times and on such conditions as the Committee may specify ("Deferred Stock"). If the amendments being proposed for shareholder approval at the Annual Meeting are approved, we will limit the number of shares that we issue as awards of Restricted Stock and Deferred Stock to an aggregate of 1,000,000. As of December 31, 2003, we had issued a total of 141,165 shares of Restricted Stock and Deferred Stock under the Equity Plan. In addition the restriction period for a non de minimus Restricted Stock Award will be no less than three years, unless performance-based, in which case the restriction period shall be at least one year.

        Eligible Director Deferred Compensation.    The Equity Plan provides a mechanism through which Eligible Directors may elect to defer in either cash or Common Stock all or a portion of their annual retainer and meeting fees until such time or times as the Directors elect. Deferred fees are credited to deferred compensation accounts that are credited with interest (in the case of fees that are deferred in the form of cash) or dividends (in the case of fees that are deferred in the form of Common Stock). Reebok is not required to segregate or earmark any funds or Common Stock in respect to these obligations, and Eligible Directors have no rights against Reebok with respect to these obligations other than as general unsecured creditors of the Company.

        Mergers.    In general, in the case of mergers, consolidations, or other transactions in which Reebok is acquired or is liquidated, prior to the consummation of the transaction: (1) outstanding options shall become exercisable; (2) outstanding Restricted Stock and Deferred Stock shall become free of all restrictions and conditions; and (3) balances in Eligible Directors' deferred compensation accounts shall be paid out. Upon consummation of the transaction, all outstanding options shall terminate and cease to be exercisable. However, the Committee may arrange to have an acquiring corporation issue replacement Awards in lieu of the foregoing or make other adjustments to the treatment of Awards described above in order to avoid the occurrence of an unintended material adverse effect on the Company's income statement or to avoid a violation of the pooling of interests requirements for corporate reorganizations.

        Repricings.    As amended, the Equity Plan prohibits the Committee from taking any action without shareholder approval that would constitute a repricing under applicable accounting rules and the listing standards of the New York Stock Exchange.

        Amendment.    The Compensation Committee may make such amendments to the terms and conditions applicable to outstanding Awards as are consistent with this Equity Plan; provided that, except for adjustments relating to stock splits, dividends, combinations, or recapitalizations, no such action may modify an Award in a manner adverse to the participant without the participant's consent, except as such modification is provided for or contemplated in the terms of the Award.

New Equity Plan Benefits

        The future benefits or amounts that would be received under the Equity Plan by the executive officers and the non-executive officer employees are discretionary and are therefore not determinable at this time. If the amendment to the Equity Plan is approved, Reebok does not expect the benefits to non-executive directors to change from the current practice. Such benefits for non-executive directors are not determinable at this time.

Federal Tax Effects

        The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the Equity Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Equity Plan, nor does it cover state, local or non-U.S. taxes.

        NQSOs.    In general, in the case of an NQSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to Reebok; and upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which Reebok is not entitled to a deduction.

        In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as an NQSO. ISOs are also treated as NQSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

        Under the so-called "golden parachute" provisions of the Code, the accelerated vesting of Awards in connection with a change in control of Reebok may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of Awards under the Equity Plan, may be subject to an additional 20% federal tax (on the payment) and may be nondeductible to Reebok.

Shareholder Approval of Amendments to Equity Plan

        An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the amendments to the Equity Plan. The Board of Directors recommends voting FOR the amendments to the Equity Plan because it provides the most effective means by which the Company may provide equity-based compensation to employees and others who can make a significant contribution to our success. Without the additional shares, we may not be able to provide sufficient equity incentives over the next several years. If the amendments to the Equity Plan are not approved, we will continue to administer the Equity Plan as it was before the proposed amendments with the authorized share reserve from the original approval. Passage of Proposal 2 will not affect awards outstanding under the Company's existing equity plans.

        For the reasons outlined above, after appropriate consideration and upon recommendation of the Compensation Committee, as well as after appropriate consideration by the Board of Directors, the Board recommends that the shareholders vote FOR Proposal 2.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY'S INDEPENDENT AUDITORS TO SERVE FOR 2004.

        The Audit Committee has appointed Ernst & Young LLP as our independent auditors to serve for 2004. Ernst & Young LLP has served as Reebok's independent auditors for many years and is considered by management to be well qualified. Services provided to Reebok by Ernst & Young LLP in 2003 are described under the section "Independent Auditors" below. Additional information regarding the Audit Committee can be found in the "Report of the Audit Committee" above. Representatives from Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

        Our organizational documents do not require that our shareholders ratify the selection of Ernst & Young LLP as our independent auditors. We are doing so because we believe that it is a matter of good corporate practice. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Reebok and its shareholders.

        After appropriate consideration and upon recommendation of the Audit Committee, as well as after appropriate consideration by the Board of Directors, the Board recommends that shareholders vote FOR Proposal 3 to ratify the appointment of Ernst & Young LLP.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, all required Section 16(a) filings were timely made during 2003, except that due to an administrative oversight on our part when we instituted our semi-annual dividend in September 2003, none of our eight non-management Directors filed a Form 4 to report the automatic accrual of deferred shares (ranging from 5 to 45 shares per director) that occurred upon payment of the dividend.

Independent Auditors

        Ernst & Young LLP has been reappointed to audit the consolidated financial statements of the Company for the year ending December 31, 2004, and to report the results of their audit to the Audit Committee of the Board of Directors. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions from shareholders.

  Fees billed to the Company by Ernst & Young LLP

  Audit Fees:

        Audit fees billed to Reebok by Ernst & Young LLP for all professional services performed in connection with the audit of the Company's annual financial statements and review of those financial statements included in the Company's quarterly reports on Form 10-Q totaled $2,143,129 for 2003, and $2,155,500 for 2002.

  Audit-Related Fees:

        Audit-related fees billed to Reebok by Ernst & Young LLP during 2003 totaled $165,829 and during 2002 totaled $109,000. Audit-related services generally include fees for services performed relating to employee benefit plans and other accounting consultations.

  Tax Fees:

        Tax fees billed to Reebok by Ernst & Young LLP for tax services performed totaled $978,211 during 2003, and $1,142,000 during 2002. Tax services generally include fees for services performed related to tax compliance and consulting, customs services, and expatriate tax services.

  All Other Fees:

        Ernst & Young LLP did not bill Reebok for other services during 2003 and 2002.

        All audit and non-audit services and fees are pre-approved by the Audit Committee or by the Chairman of the Audit Committee pursuant to delegated authority.

Advance Notice Procedures

        Under Reebok's by-laws, nominations for director may be made only (a) by or at the direction of the Board of Directors or an appropriate committee of the Board of Directors, or (b) by any shareholder of record who is entitled to vote for the election of directors at the meeting who has delivered written notice to the Clerk of the Company (containing certain information specified in the by-laws) (i) not less than 75 nor more than 120 days prior to the anniversary date of the preceding year's annual meeting, or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the day on which notice of such meeting is mailed or publicly disclosed, whichever is earlier. Under federal proxy rules, if a shareholder wishes to present such a proposal, but fails to notify Reebok by the date required by the Company's by-laws, the proxies solicited by management for the annual meeting will include discretionary authority to vote on the shareholder's proposal in the event it is properly brought before the meeting, notwithstanding anything to the contrary in the Company's by-laws.

        The by-laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting (a) by or at the direction of the Board of Directors, (b) by the presiding officer, or (c) by a shareholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of the Company (containing certain information specified in the bylaws) (i) not less than 75 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the date on which notice of such meeting is mailed or made public, whichever is earlier. These requirements apply to any matter a shareholder wishes to raise at an annual meeting other than those shareholder proposals included in the Company's proxy materials in accordance with the procedures under Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Shareholder Proposals for the 2005 Proxy Statement

        Shareholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2005 Annual Meeting must submit their proposals to our Clerk on or before November 23, 2004. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Householding

        As permitted by the 1934 Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Proxy Statement. The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Office of Investor Relations at the Company address listed below. Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement, but who desire to request multiple copies of the Proxy Statement in the future, or those receiving multiple copies of the Proxy Statement who want a single copy of the Proxy

Statement to be mailed in the future, may contact the Office of Investor Relations at the address listed below.

Other Business

        The Board of Directors knows of no business that will properly come before the Meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business that properly comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Annual Report to Shareholders and Form 10-K

        A copy of Reebok's Annual Report on Form 10-K for the 2003 fiscal year has been mailed with this Proxy Statement (without exhibits) and is also available without charge by writing to: Office of Investor Relations, Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021. In addition, it can be accessed through the Company's corporate website at www.reebok.com.

March 22, 2004

Exhibit A

CHARTER OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
REEBOK INTERNATIONAL LTD. (THE "COMPANY")

        1.    Purpose.    The purpose of the Audit Committee (the "Committee") shall be to (a) appoint, oversee and replace, if necessary, the Company's independent auditor, (b) assist the Board of Directors (the "Board") in its oversight of (i) the preparation of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of the Company's internal audit function and the independent auditor; and (c) prepare the report that the SEC rules require be included in the Company's annual proxy statement.

        2.    Composition of the Audit Committee.    The Committee shall consist of no fewer than three Board members. Committee members may be appointed and removed by the Board in its discretion. Each member of the Committee shall satisfy the independence requirements of the Sarbanes-Oxley Act of 2002, the SEC, and the New York Stock Exchange. Members of the Committee shall be versed in reading and understanding financial statements. No member of the Committee may sit on more than three separate audit committees unless the Board affirmatively determines that such services will not impair their effectiveness.

        3.    Meetings and Governance of the Audit Committee.    The Committee shall hold at least four regularly scheduled meetings during each calendar year and such special meetings as circumstances dictate. It shall meet separately, at least quarterly, with management, with the internal auditor, and with the independent auditor to discuss results of examinations, or discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. In order to fulfill its role, the Committee shall be governed in the following manner:

  •
  The Chairperson or any two members may call a meeting of the Committee upon due notice to each other member at least forty-eight hours prior to the meeting;

  •
  The Committee may delegate its authority to a subcommittee consisting of one or more members;

  •
  Action may be taken by the Committee upon the affirmative vote of a majority of the members; and

  •
  Action may be taken by the Committee without a meeting if all of the members of the Committee indicate their approval thereof in writing.

        4.    Responsibilities of the Audit Committee.    The function of the Committee is oversight.    The Committee has direct and sole responsibility for the appointment, compensation, oversight and replacement, if necessary, of the independent auditor, including the resolution of disagreements between management and the auditor regarding financial reporting. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from, and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board).

        5.    Duties and Proceedings of the Audit Committee.    The Committee shall assist the Board in fulfilling the Board's and the Committee's oversight responsibilities by accomplishing the following:

          5.1    Oversight of Independent Auditor.

          (a)   Annually evaluate, determine the selection of, and if necessary, determine the replacement of or rotation of, the independent auditor.

          (b)   Review, evaluate and discuss formal reports, at least annually, from the independent auditor regarding the auditor's independence, including a delineation of all relationships between the independent auditor and the Company and the written disclosures required by the Independence Standards Board, and recommend actions to satisfy the Board of the independence of the independent auditor.

          (c)   Approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the independent auditor.

          (d)   At least annually, receive a report, orally or in writing, from the independent auditor detailing the firm's internal quality control procedures and any material issues raised by the independent auditor's internal quality control review, peer review or any governmental or other professional inquiry performed within the past five years and any remedial actions implemented by the firm.

          (e)   Establish hiring policies for employees or former employees of the independent auditors.

          5.2    Oversight of Audit Process and Company's Legal Compliance Program.

          (a)   Review with the Director of Corporate Audit Services and the independent auditor the overall scope and plans for audits. Review with management, the internal auditor, and the independent auditor any difficulties or disputes with management encountered in connection with audits and management's response.

          (b)   Review and discuss with management, the internal auditor, and independent auditor the Company's system of internal control, including information systems controls and security, its financial and critical accounting practices, and policies relating to risk assessment, including steps that management has taken to minimize risk to the Company.

          (c)   Receive and review reports of the independent auditor discussing (i) all critical accounting policies and practices used in the preparation of the Company's financial statements, (ii) all alternative treatments of financial information within generally accepted accounting principles ("GAAP") that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

          (d)   Discuss with management and the independent auditor any changes in the Company's critical accounting policies and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives.

          (e)   Review and discuss with management and the independent auditor the annual and quarterly financial statements and the Company's "Management's Discussion and Analysis of Financial

  Conditions and Results of Operations" ("MD&A") prior to the filing of the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Discuss any significant changes in the audit plan, results of the annual audit and quarterly review and any other matters required to be communicated to the committee by the independent auditor under generally accepted auditing standards. Discuss with management and the independent auditor their judgment about the quality of accounting principles, the reasonableness of significant judgments, including a description of any transactions as to which the management obtained Statement on Auditing Standards No. 50 letters, and the clarity of disclosures in the financial statements, including the Company's disclosures of critical accounting policies and other disclosures.

          (f)    Review, or establish standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies.

          (g)   Receive from the Chief Executive Officer and Chief Financial Officer a report of all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, and any fraud that involves management or other employees who have a significant role in the company's internal controls over financial reporting.

          (h)   Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

          5.3    Other Responsibilities.

          (a)   Review and concur in the appointment, replacement, reassignment, or dismissal of the internal auditor.

          (b)   Prepare a report for inclusion in the Company's annual proxy statement as required by the rules of the Securities and Exchange Commission.

          (c)   Report to the Board on a regular basis.

          (d)   Annually perform, or participate in, an evaluation of the performance of the Committee, the results of which shall be presented to the Board.

          (e)   Perform any other activities consistent with the Charter, By-laws and governing law as the Board or the Audit Committee shall deem appropriate.

        6.    Authority and Resources of the Audit Committee.    The Committee has the authority to retain legal, accounting or other experts that it determines to be necessary to carry out its duties. It also has authority to determine compensation for such advisors as well as for the independent auditor. The Committee may determine appropriate funding needs for its own ordinary administrative expenses that are necessary and appropriate to carrying out its duties. Funding for such retained services shall be provided for by the Company.

Exhibit B

REEBOK INTERNATIONAL LTD.
2001 EQUITY INCENTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN

1.     PURPOSE

        The purpose of this 2001 Equity Incentive and Director Deferred Compensation Plan (the "Plan") is to advance the interests of Reebok International Ltd. (the "Company") and its subsidiaries by enhancing the ability of the Company to (i) attract and retain employees, directors, and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries; (ii) reward such persons for such contributions; and (iii) encourage such persons to take into account the long-term interest of the Company through ownership of shares ("Shares") of the Company's common stock ("Stock").

        The Plan is intended to accomplish these goals by enabling the Company to grant awards ("Awards") in the form of Options, Restricted Stock or Deferred Stock, all as more fully described below, and by providing a means whereby Eligible Directors may defer all or a portion of their directors' fees.

2.     ADMINISTRATION

        The Plan will be administered by a committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee will determine the recipients of Awards, the times at which Awards will be made and the size and type or types of Awards to be made to each recipient and will set forth in such Awards the terms, conditions and limitations applicable to it. Awards may be made singly, in combination or in tandem. The Committee will have full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions and to make all of the determinations necessary for its administration. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and binding on all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee or the Board to make adjustments under Section 14 or to amend or terminate the Plan under Section 19.

3.     EFFECTIVE DATE AND TERM OF PLAN

        The Plan will become effective on the date on which it is approved by the stockholders of the Company. Grants of Awards under the Plan may be made prior to that date, subject to such approval of the Plan.

        The Plan will terminate ten years after the date on which the 2004 amendments to the Plan are approved by the shareholders, subject to earlier termination of the Plan by the Board pursuant to Section 20. No Award may be granted under the Plan after the termination date of the Plan, but Awards previously granted may extend beyond that date.

4.     SHARES SUBJECT TO THE PLAN

        Subject to adjustment as provided in Section 14 below, (i) the maximum aggregate number of Shares of Stock that may be delivered for all purposes under the Plan shall be 8,000,000, (ii) in any calendar year, Participants may be awarded Options, Restricted Stock, Deferred Stock, or any combination of each, for no more than 500,000 Shares and (iii) the maximum aggregate number of Shares of Stock that may be delivered as Restricted Stock and Deferred Stock shall be 1,000,000.

        If any Award requiring exercise by the Participant is canceled or terminates without having been exercised in full, the number of Shares of Stock as to which such Award was not exercised will be available for future Awards. Shares of Stock tendered by a Participant or withheld by the Company to pay the exercise price of an Option or to satisfy the tax withholding obligations on the exercise or vesting of an Award shall be available again for Awards under the Plan. Shares of Restricted Stock forfeited to the Company in accordance with the Plan and the terms of the particular Award shall be available again for Awards under the Plan.

        Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional Shares of Stock will be delivered under the Plan and the Committee shall determine the manner in which fractional share value will be treated.

5.     ELIGIBILITY AND PARTICIPATION

        Those eligible to participate in the Plan ("Participants") will be persons in the employ of the Company or any of its subsidiaries ("Employees"), directors who are not officers or employees of the Company and who are not holders of more than 5% of the outstanding Shares of Stock of the Company nor persons who are in control of such a holder ("Eligible Directors"), and other persons or entities who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries. A "subsidiary" for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

6.     DELEGATION OF AUTHORITY

        The Committee may delegate to senior officers of the Company who are also directors of the Company (including, without limitation, the Chief Executive Officer and/or President) its duties under the Plan subject to such conditions and limitations as the Committee may prescribe, except that only the Committee may designate and make grants to Employees (i) who are subject to Section 16 of the Securities Exchange Act of 1934 or any successor statute (the "Exchange Act"), including, without limitation, decisions on timing, amount and pricing of Awards, or (ii) whose compensation is covered by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Chief Financial Officer of the Company, as the designee of the Committee, shall act as the administrator (the "Administrator") of the deferred compensation provisions for Eligible Directors and shall have authority to prescribe forms and procedures in connection with any election to defer compensation made under the Plan.

7.     OPTIONS

        (a)    Nature of Options.    An Option is an Award entitling the Participant to purchase a specified number of Shares at a specified exercise price. Effective with the shareholder approval of the 2004 amendments to the Plan, only non-incentive stock options may be granted under the Plan.

        (b)    Number of Options.    The Committee may from time to time award Options to any Participant subject to the limitations of Section 4. In addition, each Eligible Director, upon his or her first election (or re-election) to the Board, shall be awarded Options covering Shares with a Fair Market Value on the date of such election (or re-election) equal to six times the average annual cash compensation received by all Eligible Directors for the immediately prior calendar year. On April 28 of each year, each Eligible Director shall be awarded for each year of service Options covering Shares with a Fair Market Value on the date of such grant equal to three times the average annual cash compensation received by all Eligible Directors for the immediately prior calendar year. If less than one full year elapses between an initial grant and an annual grant, the Eligible Director shall receive Options covering Shares for each quarter (or portion thereof) of service with a Fair Market Value on the date of grant equal to one-fourth of three times the average annual cash compensation received by all Eligible Directors for the immediately prior calendar year.

        (c)    Exercise Price.    The exercise price of each Option shall be 100% of the Fair Market Value of a Share at the time the Option is granted, except that in connection with an acquisition, consolidation, merger or other extraordinary transaction, Options may be granted at less than Fair Market Value in order to replace existing Options at comparable value; provided, that, in no case shall the exercise price of an Option be less, in the case of an original issue of authorized Stock, than the par value of a Share. For purposes of this Plan, "Fair Market Value" shall mean, except as provided below, the closing price of a Share as reported on the New York Stock Exchange on the date of the grant (based on The Wall Street Journal report of composite transactions) or, if the New York Stock Exchange is closed on the date of grant, the next preceding date on which it is open or, if the Shares are no longer listed on such Exchange, such term shall mean fair market value as determined in good faith by the Board.

        (d)    Duration of Options.    The duration of any Option granted hereunder shall be determined by the Committee at the time the Option is granted, but in no event shall be for more than ten years.

        (e)    Exercise of Options and Conditions.    Options granted under any single Award will become exercisable at such time or times, and on and subject to such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised.

        (f)    Payment for Stock.    Stock purchased under the Plan shall be paid for as follows: (i) in cash or by certified check, bank draft or money order payable to the order of the Company, (ii) through the delivery of Shares having a Fair Market Value on the last business day preceding the date of exercise equal to the purchase price; (iii) by a combination of cash and Shares as provided in clauses (i) and (ii) above; or (iv) by delivery of a properly executed notice with an undertaking by a broker to deliver promptly to the Company the amount of sale proceeds to pay the exercise price. Payment may be made pursuant to clauses (ii) through (iv) above only if such method of payment is approved by the Committee with respect to such payment.

8.     [INTENTIONALLY OMITTED]

9.     RESTRICTED STOCK

        A Restricted Stock Award entitles the recipient to acquire Shares, subject to certain restrictions or conditions, for no cash consideration, if permitted by applicable law, or for such other consideration as determined by the Committee. The Award may be subject to such restrictions, conditions and forfeiture provisions as the Committee may determine, including, but not limited to, restrictions on transfer; continuous service with the Company; achievement of business objectives; and individual, unit and Company performance. Subject to such restrictions, conditions and forfeiture provisions as may be established by the Committee, any Participant receiving an Award will have all the rights of a stockholder of the Company with respect to Shares of Restricted Stock, including the right to vote the Shares and the right to receive any dividends thereon. The restriction period for a non de minimus Restricted Stock Award will be no less than three years, unless performance-based, in which case the restriction period shall be at least one year. The Committee may not lapse or waive restrictions of any Restricted Stock Award that would cause such restriction to lapse in less than three years, except in the case of death, disability, retirement or change in control.

10.   DEFERRED STOCK

        A Deferred Stock Award entitles the recipient to receive Shares to be delivered in the future. Delivery of the Shares will take place at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which delivery of all or any part of the Shares will take place. At the time any Deferred Stock Award is granted, the Committee may provide that the Participant will receive an instrument evidencing the Participant's right to future delivery of Deferred Stock.

11.   ELIGIBLE DIRECTOR DEFERRED COMPENSATION

        (a)    Deferral of Fees.    Any Eligible Director may elect to defer in either cash or Stock all or a portion of the annual retainer and meeting fees ("Fees") payable by the Company for his or her services as a director for any calendar year by delivering a deferral election to the Administrator not later than (i) December 31 of the year immediately preceding the year to which the deferral election relates, or (ii) with respect to an Eligible Director's first year or partial year of service as a director, thirty days following the date on which such director first became a director. The election form shall specify the amount or portion of the Fees to be deferred; whether and to what extent such Fees are to be deferred in cash or in Stock; the manner of payment with respect to such deferred amounts; and if such Fees are deferred in cash, the date on which the deferred amounts shall be paid in a lump sum or in which installment payments shall commence or if such Fees are deferred in Stock, the date on which such Stock shall be distributed. Such election shall remain in force for such calendar year and for each year thereafter until changed or revoked by the director by written notice to the Administrator not later than December 31 immediately preceding the year to which such change or revocation relates. A deferral election may not be changed or revoked after the beginning of the year to which it relates.

        (b)    Accounts; Interest and Dividend Credits.

          (i)    On the first day of each calendar quarter (the "Credit Date"), an Eligible Director who elects to defer his or her Fees shall receive a credit to his or her deferred compensation accounts (the "Deferred Compensation Accounts") under the Plan as hereinafter provided. Any portion of a Participant's Fees that are deferred in cash shall be credited to the Participant's Cash Deferral Account. The amount of the credit shall equal the amount of Fees deferred in cash by the Participant during the immediately preceding calendar quarter. Any portion of a Participant's Fees that are deferred in Stock shall be credited to the Participant's Deferred Stock Account. The amount of the credit to such Deferred Stock Account shall be the number of Shares (rounded to the nearest one hundredth of a Share) determined by dividing the amount of the Participant's Fees deferred in Stock during the immediately preceding quarter by the closing price of a Share as reported on the New York Stock Exchange on the Credit Date (based on The Wall Street Journal report of composite transactions) or, if the New York Stock Exchange is closed on the Credit Date, the next preceding date on which it is open.

          (ii)   On the first day of each calendar quarter, an amount shall be credited to each Participant's Cash Deferral Account equal to the Interest Rate (as hereinafter defined) on the balance credited to the Cash Deferral Account during the immediately preceding calendar quarter. Interest shall accrue on the balance of each Participant's Cash Deferral Account commencing with the date the first payment is credited thereto and ending with the final payment therefrom. For this purpose, "Interest Rate" shall mean, with respect to any calendar quarter, the Merrill Lynch Corporate Bond Rate then in effect.

          (iii)  Each time a dividend is paid on the Stock, a Participant who has a positive balance in his or her Deferred Stock Account shall receive a credit to such Account. The amount of the dividend credit shall be the number of Shares (rounded to the nearest one-hundredth of a Share) determined by multiplying the dividend amount per Share by the number of Shares credited to the Participant's Deferred Stock Account as of the record date for the dividend and dividing the product by the closing price per Share reported on the New York Stock Exchange on the dividend payment date (based on The Wall Street Journal report of composite transactions) or, if the New York Stock Exchange is closed on the dividend payment date, the next preceding date on which it is open.

        (c)    Payment.    The balance of an Eligible Director's Deferred Compensation Accounts shall be paid to the director (or, in the event of death, to his or her designated beneficiary or estate) as follows: (1) in the case of a Cash Deferral Account such balance shall be paid, at the director's option, either (i) in a single lump sum as soon as practicable following the earlier of (x) the date on which the director ceases to serve as a director of the Company or (y) the date specified by the director as the distribution date (such earlier date shall be referred to as the "Distribution Date"), or (ii) in annual installments over a period, to be specified by the director, not to exceed ten years commencing as soon as practicable after the Distribution Date, and (2) in the case of a Deferred Stock Account, such balance shall be distributed in Stock on the Distribution Date. If an Eligible Director's Cash Deferral Account is paid in installments, the amount of each installment shall be (l) the balance of the Cash Deferral Account on the Distribution Date divided by the number of installments plus (2) interest credits. Upon the death of an Eligible Director, the Administrator may elect to pay any remaining benefits in a single lump sum.

        (d)    Designation of Beneficiary.    Each Eligible Director may designate in writing a beneficiary to receive such portion, if any, of the director's Deferred Compensation Accounts as remains unpaid at the director's death. In the absence of a valid beneficiary designation, that portion, if any, of an Account remaining unpaid at the director's death shall be paid to his or her estate.

        (e)    Nature of Promise.    The Company shall not be required to segregate or earmark any funds or Stock in respect of its obligations under Section 11 of the Plan. No Eligible Director nor any other person shall have any rights to any assets of the Company by reason of amounts deferred or benefits accrued under this Plan, other than as a general unsecured creditor of the Company.

        (f)    No Assignment.    Rights to benefits under this Section 11 of the Plan may not be assigned, pledged or otherwise alienated, other than in accordance with the beneficiary designation provisions of Section 11(d) above.

12.   TRANSFERS

        In general, no Award (other than an Award in the form of an outright transfer of cash or Stock) may be assigned, pledged or transferred other than by will or by the laws of descent and distribution and during a Participant's lifetime will be exercisable only by the Participant or, in the event of a Participant's incapacity, his or her guardian or legal representative. However, an Award to an Eligible Director or any other Award so providing by its terms may be transferred by the Participant through a gift to any or all of the following: any child, stepchild, grandchild, parent, stepparent, mother-in-law, father-in-law or spouse of the Participant, any trust in which these persons have more than fifty percent (50%) beneficial interest or a foundation in which these persons (or the Participant) control the management of assets. In such case, the Award may be re-transferred by any of these permitted transferees back to the Participant.

13.   EFFECT OF TERMINATION OF SERVICE

        The Committee shall provide in the Award for the disposition of outstanding Awards in the event of a Participant's death, disability, or other termination of service to the Company.

14.   ADJUSTMENTS

        (a)   In the event of a stock dividend, stock split or combination of Shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of Shares that may be delivered under the Plan and to any Participant under Section 4 above.

        (b)   In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to (i) the number and kind of Shares of Stock or securities subject to Awards then outstanding or subsequently granted, (ii) any exercise prices relating to Awards, (iii) any other provision of Awards affected by such change, and (iv) any Eligible Director's Deferred Stock Account. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

15.   RIGHTS AS A STOCKHOLDER

        Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Shares. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Shares subject to the Participant's Award had such Shares been outstanding.

16.   CONDITIONS ON DELIVERY OF STOCK

        The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restrictions or legends from Shares previously delivered under the Plan until, (a) in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, (b) if the outstanding Shares are at the time listed on any stock exchange, until the Shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of notice of issuance, and

(c) until all other legal matters in connection with the issuance and delivery of such Shares have been approved by the Company's counsel. If the sale of Shares has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations and agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Shares bear an appropriate legend restricting transfer.

        If an Award is exercised by the Participant's legal representative, the Company will be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of such representative.

17.   TAX WITHHOLDING

        The Company will have the right to deduct from any cash payment under the Plan taxes that are required to be withheld and further to condition the obligation to deliver or vest Shares under this Plan upon the Participant's paying the Company such amount as it may request to satisfy any liability for applicable withholding taxes. The Committee may in its discretion permit Participants to satisfy all or part of their withholding liability by delivery of Shares with a Fair Market Value equal to such liability or by having the Company withhold from Stock delivered upon exercise of an Award, Shares whose Fair Market Value is equal to such liability.

18.   MERGERS; ETC.

        (a)   In the event of any merger or consolidation involving the Company, any sale of substantially all of the Company's assets or any other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of the Company's then outstanding Stock (such merger, consolidation, sale or other transaction being hereinafter referred to as a "Transaction") except as provided below or provided by the terms of the Award (i) all outstanding Options shall become exercisable and each outstanding Share of Restricted Stock and each outstanding Deferred Stock Award shall become free of all restrictions and conditions prior to the consummation of such Transaction and the Committee shall take all necessary actions to ensure that Options remain exercisable for a period of at least 20 days prior to consummation, (ii) any outstanding balance in an Eligible Director's Cash Deferral Account shall be paid in a lump sum and any outstanding balance in an Eligible Director's Deferred Stock Account shall be distributed in Shares of Stock prior to the consummation of such Transaction, and (iii) upon consummation of the Transaction, all outstanding Options shall terminate and cease to be exercisable. There shall be excluded from the foregoing any Transaction as a result of which (a) the holders of Stock prior to the Transaction retain or acquire securities constituting a majority of the outstanding voting common stock of the acquiring or surviving corporation or other entity and (b) no single person owns more than half of the outstanding voting common stock of the acquiring or surviving corporation or other entity. For purposes of this Section, voting common stock of the acquiring or surviving corporation or other entity that is issuable upon conversion of convertible securities or upon exercise of warrants or options shall be considered outstanding, and all securities that vote in the election of directors (other than solely as the result of a default in the making of any dividend or other payment) shall be deemed to constitute that number of shares of voting common stock which is equivalent to the number of such votes that may be cast by the holders of such securities.

        (b)   The Committee may, by vote of a majority of the members of the Committee who are Continuing Directors (as defined below), (i) arrange, in lieu of the action described in paragraph (a) above, to have an acquiring or surviving corporation or entity in the Transaction, or an Affiliate (as defined below) thereof, grant replacement Awards to Participants holding outstanding Awards and (ii) make such adjustments to the treatment of Awards described above as it deems appropriate, upon advice of the Company's certified public accountants, in order to avoid the occurrence of an unintended material adverse effect on the Company's income statement or to avoid violation of the pooling of interests requirements when a proposed Transaction would otherwise qualify for pooling of interests treatment.

        The term "Continuing Director" shall mean any director of the Company who (i) is not an Acquiring Person or an Affiliate of an Acquiring Person and (ii) either was (A) a member of the Board of Directors of the Company at the time the Plan is approved by stockholders or (B) nominated for his or her initial term of office by a majority of the Continuing Directors in office at the time of such nomination. The term "Acquiring Person" shall mean, with respect to any Transaction, each Person who is a party to or a Participant in such Transaction or who, as a result of such Transaction, would (together with other Persons acting in concert) own a majority of the Company's outstanding Common Stock; provided, however, that none of the Company, any wholly-owned subsidiary of the Company, any employee benefit plan of the Company or any trustee in respect thereof acting in such capacity shall, for purposes of this Section, be deemed an "Acquiring Person". The term "Affiliate", with respect to any Person, shall mean any other Person who is, or would be deemed to be, an "affiliate" or an "associate" of such Person within the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. The term "Person" shall mean a corporation, association, partnership, joint venture, trust, organization, business, individual or government or any governmental agency or political subdivision thereof.

19.   REPRICINGS

        Notwithstanding any authority granted to the Committee under this Plan, the Committee shall not without stockholder approval take any action that would constitute a repricing under applicable accounting rules or the rules of the New York Stock Exchange.

20.   AMENDMENTS AND TERMINATION

        Subject to the requirements of any stock exchange on which the stock is listed, the Committee will have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with this Plan and consistent with NYSE rules; provided that, except for adjustments under Section 14 hereof, no such action will modify such Award in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Award.

        The Committee may at any time discontinue granting Awards under the Plan. Subject to the requirements of any stock exchange on which the stock is listed, the Board may at any time or times amend or terminate the Plan. In the event of termination of the Plan, the Board may elect to satisfy all obligations under Section 11 of the Plan by distributing remaining Deferred Compensation Account balances in immediate lump sum payments in cash, in Stock or in such other manner as it may determine.

21.   MISCELLANEOUS

        This Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.